UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Financial Engines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1050 Enterprise Way, 3rd Floor

Sunnyvale, California 94089

(408) 498-6000

April 6, 2018

Dear Stockholder:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders (the Annual Meeting). The Annual Meeting will be held at 10:00 a.m. Pacific Time, on Tuesday, May 22, 2018, at our offices located at 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading this Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting by telephone or via the Internet. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

Lewis E. Antone, Jr.

General Counsel and Secretary

LETTER FROM THE BOARD CHAIR

To my fellow stockholders,

I am pleased to invite you to attend the Financial Engines 2018 Annual Meeting of Stockholders to be held at 10:00 a.m. on May 22, 2018, at the Financial Engines headquarters, 1050 Enterprise way, 3rd Floor, Sunnyvale, CA, 94089.

While Financial Engines has historically been known for retirement advice in the workplace, our goal is to be the financial advisor of choice for mainstream Americans by providing holistic, independent financial planning and investment advice. To this end, our company has been focused on executing on our growth strategy and our progress is well demonstrated in the solid 2017 performance in both our financial and operating metrics. Our view is that Financial Engines will do great by doing good, and can have a positive societal impact by bringing comprehensive financial help to the typical American who has all too often been underserved by the conventional financial services industry. We believe that the successful execution on this strategy will drive our future growth and unlock value for our stockholders over the long term.

The Financial Engines management team and the Board of Directors are squarely focused on the interests of our clients and our stockholders. As directors, we strive to provide transparency and strong oversight of the company’s strategy, performance, and operations to achieve value for our stockholders. Accountability to our stockholders is an important element of a robust corporate governance program and we view continuous stockholder outreach as critical to creating an open dialogue to share priorities, insights, and views. In the last year, we have directly engaged with institutional investors that represent the majority of our outstanding shares.

Our Board is a diverse group of active directors with a variety of perspectives and deep knowledge of the financial services industry, business strategy, retiree benefits, and regulatory matters. Eight of the nine directors are independent, including the Chairman of the Board. We believe the tenure of our Board helps bring continuity and focus to oversee the execution of our long-term strategy.

Whether or not you plan to attend the meeting in person, please read this proxy and vote your shares.

•	In Proposal 1, you will see E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie nominated for election as Class II directors to serve until the 2021 Annual Meeting of Stockholders.

•	In Proposal 2, we request your ratification of the appointment of KPMG LLP as our independent registered public accountants.

•	In Proposal 3, we request your approval on an advisory vote on executive compensation.

•	In Proposal 4, we request your approval of the 2018 Employee Stock Purchase Plan.

Your vote matters to us and to Financial Engines’ business, and we thank you for your continued support.

Sincerely,

Blake Grossman

Blake Grossman

Chairman of the Board

FINANCIAL ENGINES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2018

To Our Stockholders:

Financial Engines, Inc. will hold its Annual Meeting at 10:00 a.m., Pacific Time, on Tuesday, May 22, 2018, at our offices located at 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089. We are holding this Annual Meeting:

•	to elect Class II directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants;

•	to hold an advisory vote to approve executive compensation;

•	to approve the 2018 Employee Stock Purchase Plan; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on March 26, 2018 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089.

It is important that your shares are represented at this Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card, or vote by telephone or via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Lewis E. Antone, Jr.

General Counsel and Secretary

Sunnyvale, California

April 6, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 22, 2018.

Our Proxy Statement for our 2018 Annual Meeting, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended December 31, 2017 and our Annual Report on Form 10-K are available on our website at www.financialengines.com.

FINANCIAL ENGINES, INC.

1050 Enterprise Way, 3rd Floor

Sunnyvale, California 94089

(408) 498-6000

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Financial Engines, Inc., a Delaware corporation, of proxies to be used at our 2018 Annual Meeting, referred to as the Annual Meeting, and any adjournments or postponements thereof. Our Annual Meeting will be held at our office located at 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 6, 2018.

Appointment of Proxy Holders

Our Board asks you to appoint Lawrence M. Raffone, Craig L. Foster and Lewis E. Antone, Jr. as your proxy holders to vote your shares at the Annual Meeting. You may make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on March 26, 2018, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on March 26, 2018, we had 63,451,962 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of March 26, 2018. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either by telephone, via the Internet, by mail or in person as described below. Our Board recommends that you vote by telephone, via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the voting instructions on the voting instruction card received.

Voting by Telephone or via the Internet. You can vote by proxy over the telephone or via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you received.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by telephone, via the Internet or by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the ratification of the appointment of independent registered public accountants, FOR the advisory vote on our executive compensation and FOR the 2018 Employee Stock Purchase Plan.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees for Class II directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of the director, our Bylaws provide that such director will voluntarily tender his or her resignation for consideration by the nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of March 26, 2018, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratification of the appointment of independent registered public accountants) is considered a routine matter. Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation) and Proposal 4 (approval of the 2018 Employee Stock Purchase Plan) are not considered routine matters, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposals 1, 3 or 4, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposals 1, 3 or 4.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws provide for a Board of Directors consisting of not fewer than seven (7) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at nine (9) members.

Our Board is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Blake R. Grossman, Robert A. Huret and Lawrence M. Raffone, and their terms will expire at the annual meeting of the stockholders to be held in 2020.

•	Our Class II directors are E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie and their terms will expire at the Annual Meeting.

•	Our Class III directors are Heidi Kunz, Joseph A. Grundfest and Michael E. Martin and their terms will expire at the annual meeting of stockholders to be held in 2019.

Our Board, upon the recommendation of the nominating and corporate governance committee, selected E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie as nominees for election as Class II directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the three nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

In accordance with Securities and Exchange Commission, or SEC, regulations, the names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should serve on our Board, are set forth below.

E. Olena Berg-Lacy has served as a director since July 1998 and as a consultant from July 1998 until December 2007 and from October 2009 until December 2011. She has served as a director of Bentall Kennedy, a private real estate investment advisor company, from September 2012 to October 2015. Ms. Berg-Lacy was a partner with Fiduciary Benchmarks, Inc. from September 2007 to March 2008. Ms. Berg-Lacy was a member of the Board of Trustees for the GM/UAW Trust for Retiree HealthCare from March 2006 to January 2009 and the UAW Trust for Retiree Health Benefits from January 2009 to January 2012. She has been a director, chair of the finance committee, and a consultant to the non-profit Pension Rights Center since 2000. She has served on the National Governing Board of Common Cause since 2013. Prior to this, she served as Assistant Secretary of the United States Department of Labor, a position she held from June 1993 to June 1998. Ms. Berg-Lacy has served as a director of New Tower Trust since 2016. She received an MBA with honors from the Harvard Business School and a bachelor’s degree in English Literature from California State University at Chico.

Ms. Berg-Lacy was asked to join our Board due her extensive experience in retiree benefits and with the U.S. Department of Labor. Her viewpoint enables her to advise our Board and Company from the perspective of retirees as well as the regulatory bodies which govern the highly technical area of retirement benefits. Ms. Berg-Lacy is very familiar with our strategies, business and culture due to her years of service on our Board and has a long-established history of providing valuable counsel in her role as director.

John B. Shoven, Ph.D., has served as a director since January 2010 and currently serves as the Charles R. Schwab Professor of Economics at Stanford University, where he has taught since 1973. Dr. Shoven served as the

Trione Director of the Stanford Institute for Economic Policy Research from 1999 to 2015, a position he previously held from 1989 to 1993. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989, and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven currently serves as a director on the board of directors of Exponent, Inc. (NASDAQ: EXPO), an engineering and scientific consulting firm, as well as chairman of the nominating and governance committee and a member of the audit committee and compensation committee. He also serves as chairman of the board of directors of Cadence Design Systems, Inc. (NASDAQ: CDNS), a developer of electronic design automation hardware and software, where he chairs the compensation committee and is a member of the nominating and governance committee as well as the audit and finance committee. Dr. Shoven also serves as a director on the board of directors of American Century Funds, Mountain View Board, where he is chairman of the client experience oversight committee and a member of the governance committee. He is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award-winning teacher at Stanford, and has published more than 100 professional articles and 20 books. Dr. Shoven received a Ph.D. in Economics from Yale University and a bachelor’s degree in Physics from University of California, San Diego.

As a professor of economics and former director of the Stanford Institute for Economic Policy Research, Dr. Shoven has strong financial and corporate governance expertise, as well as strong expertise on Social Security claiming strategies and investment theory. Dr. Shoven’s service on a number of public company boards of directors, including their various committees, also provides cross-board experience and insight into practices at other organizations.

David B. Yoffie, Ph.D., has served as a director since June 2011 and is the Max and Doris Starr Professor of International Business Administration at the Harvard Business School, where he has taught since 1981. Dr. Yoffie served as Chairman of Harvard Business School’s Strategy department from 1997 to 2002, Chairman of the Advanced Management Program from 1999 to 2002, Senior Associate Dean and Chair of Executive Education from 2006 to 2012, and he currently chairs Harvard’s World Presidents’ Organization program. He has also lectured and consulted in more than 30 countries. Dr. Yoffie is a co-chair of the nominating and governance committee of Intel Corporation (NASDAQ: INTC) and served as a member of the board of directors of Charles Schwab Corporation (NYS: SCHW) from 2003 until 2007 and TiVO Inc. (NASDAQ: TIVO) from 2011 until 2016 as chair of the nominating and governance committee. He is also on the board of the National Bureau of Economic Research, a nonprofit research organization since 1995. Dr. Yoffie received a master’s degree and Ph.D. in Political Science from Stanford University, where he has been a Visiting Scholar, and a bachelor’s degree in Politics from Brandeis University.

Dr. Yoffie provides a depth of knowledge regarding the development and operation of successful business enterprises. His service on other boards of directors provides our Board with cross-board experience. Dr. Yoffie also brings experience in strategy and management to his role as a director.

Required Vote

The three nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are withheld, then notwithstanding the valid election of such director, our Bylaws provide that such director will voluntarily tender his or her resignation for consideration by the nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Broker non-votes will have no effect on the election of the nominees. Unless marked to the contrary, proxies received from stockholders of record will be voted FOR the nominees.

Our Board recommends a vote FOR the election of

E. Olena Berg-Lacy, John B. Shoven and David B. Yoffie as

Class II directors of Financial Engines.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of March 1, 2018. Mr. Sims is not included in the table below as he was not an executive officer on March 1, 2018.

Name	Age	Position
Lawrence M. Raffone	54	Chief Executive Officer, President and Director

Craig L. Foster	47	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

John B. Bunch	51	Executive Vice President, Chief Operating Officer and President, Financial Engines Advisors L.L.C.

Kelly S. O’Donnell	50	Executive Vice President, Chief Administrative Officer and Chief Risk Officer

Christopher L. Jones	50	Executive Vice President, Investment Management and Chief Investment Officer

Lewis E. Antone, Jr.	56	Executive Vice President, General Counsel and Secretary

Gina M. Cruse	53	Executive Vice President, Human Resources

Blake R. Grossman(2)	55	Chairman of the Board

E. Olena Berg-Lacy(3)	68	Director

Joseph A. Grundfest(1)(3)(4)	66	Director

Robert A. Huret(1)(2)(4)	73	Director

Heidi Kunz(1)(4)	63	Director

Michael E. Martin(2)	62	Director

John B. Shoven(2)(3)	70	Director

David B. Yoffie(3)	63	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The following presents biographical information for each of our current executive officers, including our named executive officers, or NEOs, and directors listed above in the table, other than the director nominees whose information is on pages 3 and 4 of this Proxy Statement. In accordance with SEC regulations, the biographical information includes information regarding: the individual’s business experience and involvement in certain legal or administrative proceedings, if applicable, and, with respect to our directors, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

Lawrence M. Raffone has served as our President and Chief Executive Officer and as a director since January 2015, and previously served as our President from November 2012 through December 2014. Prior to November 2012, Mr. Raffone held the position of Executive Vice President, Distribution and Institutional Services from January 2001. Prior to joining us, Mr. Raffone served as the executive vice president of Fidelity Investments Institutional Brokerage Group, a division of Fidelity Investments. Mr. Raffone received an MBA from Babson College and a bachelor’s degree in Marketing from Bryant University.

Mr. Raffone’s tenure at Financial Engines in our sales, distribution and institutional services organization, as President leading our services and marketing organizations, and now as our President and Chief Executive Officer brings to our Board a unique and extensive understanding of the clients we serve, our Company, the strategic choices we have made and our long-term strategy.

Mr. Raffone possesses an in-depth knowledge of our industry as well as leadership, corporate development and operational experience. We also believe it is important that our Chief Executive Officer serve on our Board and that his membership helps to achieve our objective of a Board composed of experienced and dedicated individuals with a diversity of backgrounds, skills and perspectives.

Craig L. Foster has served as our Executive Vice President and Chief Financial Officer since September 2017, and as Chief Accounting Officer since January 2018. Before joining us, Mr. Foster served as the Chief Financial Officer and Chief Accounting Officer of Amobee, Inc., a private company and digital advertising platform, from April 2015 until May 2017. From February 2013 until April 2015, Mr. Foster served as Chief Financial Officer and Chief Accounting Officer of Ubiquiti Networks, Inc., a publicly-traded networking and communications company. From June 2012 to February 2013, Mr. Foster served as director in the technology infrastructure and software group of Credit Suisse Securities (USA) LLC, an investment bank. From August 2007 to June 2012, Mr. Foster served as an Executive Director and co-head of the software group of UBS Securities LLC, an investment bank. Mr. Foster has also held various management positions at RBC Capital Markets, an investment bank, LoudCloud, a software and services platform, as well as Deloitte Consulting and PricewaterhouseCoopers, both public accounting firms. Mr. Foster serves on the board of LiveXLive Media, Inc. (NASDAQ: LIVX), a publicly-traded company. Mr. Foster holds an MBA in Finance from the Wharton School of Business and a bachelor’s degree in Economics from the University of California, San Diego.

John B. Bunch has served as our Executive Vice President and Chief Operating Officer and President, Financial Engines Advisors L.L.C. since February 2017, as our Executive Vice President, Financial Engines and as the President of our investment advisory subsidiaries, Financial Engines Advisors L.L.C. and The Mutual Fund Store, LLC, from February 2016 to February 2017. Prior to joining us, Mr. Bunch held the position of Chief Executive Officer at The Mutual Fund Store from February 2012 to January 2016. He also served as President, Retail Distribution at TD Ameritrade from June 2007 to February 2012 and as Head of Branches at TD Ameritrade from January 2006 to June 2007. From 2004 to January 2006, he served as the Executive Vice President of Branch Distribution for TD Waterhouse. Prior to this, he served as Divisional Senior Vice President at Charles Schwab & Co. from 2002 to 2004 and held other leadership roles at Charles Schwab & Co. from 1993 to 2002. Mr. Bunch attended the University of Iowa and the University of Michigan’s Ross School of Business.

Kelly S. O’Donnell has served as our Executive Vice President and Chief Administrative Officer and Chief Risk Officer since February 2017, as our Executive Vice President, Business Operations and Corporate Marketing and Chief Risk Officer from May 2016 to February 2017, as Executive Vice President, Business Operations and Corporate Marketing since March 2015, as Executive Vice President, Corporate and Institutional Marketing from September 2014 to March 2015, as our Executive Vice President of Marketing from January 2013 to September 2014 and as our Vice President of Marketing from July 2007 to January 2013. From October 2006 to June 2007, she served as our Senior Director of Channel Marketing and as our Director of Customer Acquisition and Retention from June 2003 to September 2006. Prior to joining us, she was Director of Consulting and an analyst for Cerulli Associates from June 1998 to June 2003. Ms. O’Donnell was also a litigation assistant at A. G. Edwards & Sons from May 1996 to July 1997 and a manager and associate at Coopers & Lybrand from August 1989 to May 1996. Ms. O’Donnell received a bachelor’s degree in Accountancy from the University of Missouri.

Christopher L. Jones has served as our Executive Vice President, Investment Management and Chief Investment Officer since January 2006, as our Executive Vice President, Investment Management from May 2001 to January 2006, as our Vice President, Financial Research & Strategy, from January 1998 to May 2001, and as our Director of Financial Research from December 1996 to January 1998. Prior to joining us, Mr. Jones served as a consultant at Cornerstone Research, an economic and financial consulting firm. Mr. Jones received a master’s degree in Business Technology and Engineering-Economic Systems and a bachelor’s degree in Economics from Stanford University.

Lewis E. Antone, Jr. has served as our Executive Vice President and General Counsel since May 2016. Mr. Antone previously served as Vice President and Deputy General Counsel from March 2009 to May 2016, and joined Financial Engines in 2004 as Senior Corporate Counsel. He has also previously served as the Company’s Chief Compliance Officer. Prior to joining us, Mr. Antone handled investment company distribution and contractual matters as Senior Counsel with Columbia Management Group, the asset management business of the Bank of America Corporation. Mr. Antone also has experience in the retail broker/dealer and investment advisory business as Associate Counsel with LPL Financial Services, with emerging markets at ING, and has worked as an attorney with both the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA) Office of General Counsel. Mr. Antone received his bachelor’s degree in Politics and a J.D. from The Catholic University of America and an L.L.M. from the Georgetown University Law Center.

Gina M. Cruse has served as our Executive Vice President, Human Resources since March 2015. Prior to joining us, Ms. Cruse served as the Vice President of Human Resources at Saba, a cloud-based intelligent talent management solution company, from November 2011 until February 2015, and as the Group Director of Human Resources at Cadence Design Systems, a leader in global electronic design innovation, from December 1999 until October 2011. Ms. Cruse studied business at Mission College, Santa Clara, California.

Blake R. Grossman has served as our Chairman since February 2016 and as a director since May 2011. Mr. Grossman has served as managing partner of the private investing firms ThirdStream Partners LLC since October 2014 and of CHJ Capital Management LLC since May 2011. Previously, Mr. Grossman held executive positions with BlackRock, Inc., an investment management, risk management and advisory services provider, through 2010, including Vice Chairman and Head of Scientific Investments. Previously, Mr. Grossman served as the Global Chief Executive Officer, a director and a member of the Executive Committee of Barclays Global Investors (BGI), until it was acquired by BlackRock in December 2009. From 1985 to 2009, Mr. Grossman held various executive positions with BGI and its predecessor organizations, including Chief Investment Officer from 1992 to 2002. He currently serves as a director of CamberView Partners LLC, Hillcrest Asset Management LLC and Vista Capital Advisors, which are private companies. The Financial Analysts Journal awarded Mr. Grossman a Graham and Dodd Award for his research on the investment implications of divestment decisions, co-authored with William F. Sharpe, in 1986. Mr. Grossman graduated Phi Beta Kappa from Stanford University, where he received a master’s and a bachelor’s degree in Economics.

Mr. Grossman’s extensive experience with financial products and the strategies used to build portfolios and identify investments are skills essential to understanding the fundamentals of our Company and to advising our growth strategy. Our Board also values the perspective gained from his previous work with our co-founder, Mr. Sharpe. Mr. Grossman’s long tenure as an executive in the financial industry demonstrates his leadership skills and judgment.

Joseph A. Grundfest is one of our founders and has served as a director since our inception in June 1996. Mr. Grundfest has not been an employee of our Company and has no operational involvement with our Company. Mr. Grundfest joined the faculty of Stanford Law School in January 1990 where he is the William A. Franke Professor of Law and Business. He is also senior faculty of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University, and co-director of Director’s College, a venue for the continuing professional education of directors of publicly traded corporations. Prior to joining Stanford Law School, Mr. Grundfest was a Commissioner of the U.S. Securities and Exchange Commission from 1985 to 1990. Mr. Grundfest, who serves on the board of KKR, LLC (the managing partner of KKR LP (NYSE: KKR)), where he is also chair of the audit committee, and is also currently the chairman of the board nominating committee of the NASDAQ Stock Market.

Mr. Grundfest received a J.D. from Stanford Law School and a bachelor’s degree in Economics from Yale University.

As a professor of law and business, as well as holding senior positions at the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University and of Director’s College, Mr. Grundfest brings to our Board significant corporate governance expertise. We also benefit greatly from Mr. Grundfest’s status as a financial expert under SEC guidelines. In addition, as one of our co-founders, he has extensive knowledge of our strategies, business and culture and has a long-established history of providing valuable insight to our Board.

Robert A. Huret has served as a director since January 2011. He is a founding partner emeritus of FTV Capital, a multi-stage private equity firm whose limited partners include many of the world’s foremost financial institutions. Previously, he was a senior consultant to Montgomery Securities. He also served as Senior Vice President Finance and Planning and Trust Executive Officer at the Bank of California and was Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation/The First National Bank of Chicago. Since 1990, his financial and professional emphasis has focused on technology companies that develop products and services for the financial services industry. He has served as Trustee of Cornell University and San Francisco University High School. Concurrently with his investment banking and venture capital career, he serves as the Chairman of Huret, Rothenberg & Co., a private investment firm. Previously, he has been a founder and Vice Chairman of Newell Associates and a founder and director of Third Age Media. He previously served as a director of Cloudmark, Inc. from 2008 to 2017, and currently serves as a director of Bank of Hawaii Corporation (NYSE: BOH). Mr. Huret received his bachelor’s of science degree in Industrial and Labor Relations from Cornell University and his MBA with distinction from the Harvard Business School.

Mr. Huret previously served on our Board from 2002 to 2009. Mr. Huret left our Board in 2009 in accordance with his firm’s policies requiring resignation when a portfolio company files with the SEC for an initial public offering. Our Board determined that it would benefit from Mr. Huret resuming a director position, and as his firm’s policies permitted him to return to our Board, Mr. Huret accepted his appointment to our Board in January 2011. Mr. Huret’s status as a financial expert under SEC guidelines and experience in the private equity arena and financial industry bring to our Board leadership, management and sophisticated financial expertise. His extensive knowledge of technology companies and their applications in the financial services industry provides key insights for our Company.

Heidi Kunz has served as a director since November 2008. She was the Executive Vice President and Chief Financial Officer of Blue Shield of California from September 2003 until her retirement in December 2012. Prior to joining Blue Shield of California, she served as Executive Vice President and Chief Financial Officer of Gap, Inc. from 1999 to January 2003. From 1995 to 1999, Ms. Kunz served as the Chief Financial Officer of ITT Industries, Inc. She has also held senior financial management positions at General Motors Corporation, including Vice President and Treasurer during her 16-year tenure from 1979 to 1995. Ms. Kunz has served as a director of Halyard Health (NYSE: HYH) since 2014 and Agilent Technologies Inc. (NYSE: A) since 2000. Ms. Kunz received an MBA in Finance/Accounting from Columbia Business School and a bachelor’s degree in Russian Language from Georgetown University.

Ms. Kunz’s experience as a chief financial officer and her background of senior financial management positions with several large corporations brings to our Board in-depth knowledge of financial best practices as well as financial reporting requirements. In addition, she provides insight into how large employers view investment management services for their employees. Ms. Kunz’s status as a financial expert under SEC guidelines and her sophistication with corporate finances offer valuable insight to our management and our Board in her position as chair of our audit committee.

Michael E. Martin has served as a director since February 2016. He is a Partner of Warburg Pincus & Co. and a Managing Director of the private equity firm Warburg Pincus LLC, where he is head of its financial services group and a member of its Executive Management Group. Prior to joining Warburg Pincus & Co. and Warburg Pincus LLC in March 2009, Mr. Martin was President of Brooklyn NY Holdings, LLC, a private investment company, from March 2006 to December 2008. Mr. Martin worked at UBS Investment Bank from March 2002 to March

2006, where he served as a Vice Chairman and Managing Director of UBS Investment Bank and a member of its Board of Directors and Global Executive Committee. He held senior positions at the investment bank Credit Suisse First Boston from August 1987 to March 2002 and from January 1983 to July 1987 he practiced corporate law at the law firm of Wachtell, Lipton, Rosen & Katz. Mr. Martin served on the Board of Directors of Triton Container International (NYSE: TRTN) from February 2012 to July 2016, Aeolus Re Ltd., a private company, from September 2009 to November 2015, National Penn Bancshares, Inc. (NASDAQ: NPBC) from February 2011 to March 2015, Primerica, Inc. (NYSE: PRI) from April 2010 to May 2014, SLM Corporation (NASDAQ: SLM) from May 2008 to May 2012 and BPW Acquisition Corp. from March 2008 to March 2010. He is currently a director of Ascentium Capital, DBRS, Mariner Finance, Foundation Risk Partners, and WP Fund Management Co., Ltd. Mr. Martin received a bachelor’s degree in Economics from Claremont Men’s College and a J.D. from Columbia University School of Law.

Mr. Martin’s experience in the financial services industry as well as his service on private and public boards of directors provide extensive, relevant expertise to our Board.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Under our Corporate Governance Guidelines, which can be found on our Company website, our Board’s responsibilities, including those of its committees, include:

•	selecting, evaluating the performance of, and determining the compensation of the Chief Executive Officer and other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed;

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics;

•	establishing the appropriate “Tone at the Top” to actively cultivate a corporate culture that gives high priority to ethical standards, principles of fair dealing, professionalism, integrity, full compliance with legal requirements and ethically sound strategic goals;

•	choosing the Chief Executive Officer, monitoring his or her performance and having a detailed succession plan for the Chief Executive Officer, including preparations in the event the Chief Executive Officer becomes unavailable or fails to meet performance expectations;

•	monitoring management’s succession planning for other senior executives;

•	planning for and dealing with crises, in particular crises where the tenure of the Chief Executive Officer is in question, where there has been a major disaster or risk management crisis, or where our Company’s reputation is threatened by product failure or a socio-political issue;

•	assuming a position of authority whenever there is a proposed transaction that creates a seeming conflict between the best interests of stockholders and those of management, including potential takeovers;

•	determining our Company’s reasonable risk levels and monitoring the management of risks within those parameters;

•	approving our Company’s annual operating plan and long-term strategy, monitoring performance and providing advice to management as a strategic partner;

•	working with management to promote and balance our Company’s short-term performance and long-term success;

•	seeking, in conjunction with the duty to determine executive compensation, a balance of enabling our Company to recruit, retain and incentivize the most talented executives, while avoiding excessive compensation;

•	closely following our investor relations to develop an understanding of stockholder perspectives on our Company;

•	keeping abreast of current standards for compliance with legal and regulatory requirements, setting and monitoring compliance with such requirements and responding appropriately to compliance issues;

•	interviewing and nominating director candidates, monitoring and evaluating our Board’s own performance, seeking continuous improvement for Board performance, and reviewing director compensation annually; and

•	taking into account the Board or committee chairperson’s term of service, if the chairperson has served in such capacity for three consecutive terms, and determining if a rotation of the committee chair is appropriate or advisable.

Our Board and its committees met throughout the year at regularly-scheduled meetings, held special meetings, and acted by written consent from time to time as appropriate. Our Board held nine (9) meetings during 2017. Each director attended at least 75% of the total regularly-scheduled and special meetings held by our Board and the committees on which such director served during his or her tenure in 2017. Our non-management directors meet in regularly-scheduled sessions without the presence of management in executive sessions, over which the Chairman of the Board generally presides. We do not have a policy regarding directors’ attendance at our annual meetings of stockholders, however, we encourage our directors to attend. All of our directors attended the 2017 annual meeting of stockholders, including Mr. Raffone.

Board Leadership Structure. Our Board has determined that having an independent director serve as Chairman of the Board is in the best interest of our stockholders at this time. An independent Chairman allows our Board to have an independent perspective, which works in tandem with the viewpoint of our Chief Executive Officer to provide robust review of our Company’s business and strategies.

Risk Oversight. Our Board is actively involved in oversight of risks that could affect our Company. This oversight is also conducted through the committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, strategic risks are overseen by the full Board; financial conduct, financial reporting, accounting matters, related person transactions and some enterprise risks are overseen by the audit committee; risks related to our governance structure are overseen by the nominating and corporate governance committee; and compensation risks are overseen by the compensation committee. In addition to the committees’ attention to risk, our Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company. This includes reports from the Chief Compliance Officer of our wholly-owned subsidiary, Financial Engines Advisors L.L.C., at least annually, and periodic reports from the Chief Compliance Officer of Financial Engines, Inc. In addition, we have an enterprise risk management program overseen by our Chief Risk Officer under which enterprise risks, including cybersecurity, are identified and prioritized by our management. Our management regularly reports on enterprise risks to the relevant committee or our Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by our Board or a committee. We believe that these processes are consistent with, and provide additional support for, the current Board leadership structure.

Board Independence. Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, our Board has determined that each of our directors other than Mr. Raffone, our President and Chief Executive Officer, qualifies as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market. In addition, all compensation committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (which is referred to in this Proxy Statement as the Code), to allow our Company a tax deduction for certain employee compensation exceeding $1,000,000 for an individual (see “Compensation Discussion and Analysis – Tax and Accounting Treatment of Compensation” regarding tax reform changes to Section 162(m)). All compensation committee members are also “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (which is referred to in this Proxy Statement as the Exchange Act) to allow our Company to exempt certain option grants and similar transactions from the short-swing profits prohibition of Section 16 of the Exchange Act. To facilitate this determination, each director completes a questionnaire annually that provides information about relationships that might affect the determination of independence. Management provides the nominating and corporate governance committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee.

Board Committees

Board Committees. Our Board has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of The NASDAQ Stock Market and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. Our Board has approved a charter for each of these committees, which can be found on our website at www.financialengines.com. Each committee has the composition and responsibilities described below:

Audit Committee
Number of Members:	3

Members:	Heidi Kunz, Chairperson
Joseph A. Grundfest
Robert A. Huret
Number of Meetings in 2017:	5

Functions:

Each of our audit committee members has been determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

The audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee oversees the audit efforts of our independent registered public accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. In addition, the audit committee is responsible for oversight of our risks relating to financial conduct, financial reporting, accounting matters, related person transactions and some enterprise risks.

To satisfy these oversight responsibilities, the audit committee meets at regularly-scheduled meetings with our Chief Financial Officer, Chief Accounting Officer, Controller, and our Chief Risk Officer, as well as our General Counsel and other members of management, including our internal audit personnel and internal risk committee, and separately in executive sessions with our independent registered public accountants, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. The audit committee receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent registered public accountants, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Compensation Committee
Number of Members:	4

Members:	Michael E. Martin, Chairperson
Blake R. Grossman
Robert A. Huret
John B. Shoven
Number of Meetings in 2017:	6

Functions:

The compensation committee is responsible for meeting the Board’s responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee can form and delegate authority to subcommittees consisting of one or more members of the compensation committee and members of management. The compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its independent compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The compensation committee chairperson also meets as needed with management and the committee’s consultant.

The compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, the compensation committee establishes and modifies the terms and conditions of employment of our executive officers, and administers our Amended and Restated 2009 Incentive Stock Plan, our executive cash incentive plans and our employee cash incentive plans. Pursuant to its charter, the compensation committee has sole discretion and authority with respect to any action regarding compensation payable to the Chief Executive Officer or the other executive officers of the Company, including compensation that is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code or to be exempt from the short-swing profit recovery provisions under Section 16(b) of the Exchange Act (see “Compensation Discussion and Analysis – Tax and Accounting Treatment of Compensation” regarding tax reform changes to Section 162(m)).

Nominating and Corporate Governance Committee
Number of Members:	4

Members:	Joseph A. Grundfest, Chairperson
E. Olena Berg-Lacy
John B. Shoven
David B. Yoffie
Number of Meetings in 2017:	3

Functions:

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships, the size and composition of our Board and the compensation for non-employee directors. In addition, the nominating and corporate governance committee oversees our Corporate Governance Guidelines as well as our policies addressing regulatory and legal matters, and reports and makes recommendations to our Board concerning corporate governance matters.

The nominating and corporate governance committee is also responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, the nominating and corporate governance committee receives reports from our Company officers responsible for each of these risk areas.

Compensation Committee Interlocks and Insider Participation

None of the current members of the compensation committee is or has in the past served as an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on, or proposed to serve on, our Board or the compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. The committee reviews suggestions for director candidates recommended by stockholders and considers such candidates based on the same criteria used for other candidates. Our Board has an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. The nominating and corporate governance committee selects candidates for director based on an appropriate balance of knowledge, experience and capability, and specifically based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of our Board to meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidates’ prior service as directors, and the needs of our Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Financial Engines’ Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholders Agreement. Concurrently with the entry into the Agreement and Plan of Mergers (the Merger Agreement) for the acquisition of The Mutual Fund Store, or TMFS, (the Acquisition), Financial Engines entered into a Stockholders Agreement, dated as of November 5, 2015, with (i) WP X Finance, L.P., a Delaware limited partnership, Warburg Pincus X Partners, L.P., a Delaware limited partnership (collectively, Warburg), and (ii) TMFS Holdings, Inc., a Nevada corporation, and Christopher R. Braudis (the Stockholders Agreement). The Stockholders Agreement sets forth arrangements regarding certain governance matters and contains various provisions described below relating to, among other things, board representation, the acquisition of additional equity interests in Financial Engines, prohibitions on certain actions and undertakings related to Financial Engines, certain transfer restrictions, and registration rights.

Under the terms of the Stockholders Agreement, Warburg was entitled to designate one individual for initial appointment to our Board with subsequent nomination rights. The right of Warburg to designate a director to the Board terminated when Warburg beneficially owned less than the lower of (i) 5% of all of the outstanding shares of our common stock and (ii) 50% of the number of shares of our common stock received by Warburg as consideration in the Acquisition. Pursuant to the Stockholders Agreement, upon the closing of the Acquisition, Mr. Martin was appointed to our Board as the Warburg designee.

Warburg subsequently sold all of the shares of our common stock received by Warburg as consideration in the Acquisition, through two registered underwritten public offerings, which closed on March 10, 2017 and August 22, 2017. In each offering, entities affiliated with Warburg Pincus LLC sold an aggregate of 4,109,128 shares of our common stock. We did not receive any proceeds from the sale of the common stock by the selling stockholders. Pursuant to the terms of the Stockholders Agreement, Warburg is no longer entitled to designate an individual for appointment to our Board. Mr. Martin continued to serve on our Board following the sale of the common stock owned by Warburg. See also “Certain Relationships and Related Person Transactions – Transactions Related to the Acquisition of The Mutual Fund Store.”

Stockholder Nominees. In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at the annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Financial Engines’ Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting, which was April 10, 2017. However, if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Exchange Act and the related rules and regulations under that section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Investor Outreach

Our Investor Relations team follows a program of engagement and responsiveness. We actively meet with investors at conferences and in individual meetings. We regularly engage with our investors to learn about issues of concern to them and we are responsive to investors who contact us. We aim to make sure that our Board and management are aware of the issues that are most important to all of our stockholders and we strive to provide a forum where both parties can effectively address those topics. In 2017, we were able to meet in person with almost all of our largest active institutional investors at their offices. We also do proactive annual outreach to all of our top stockholders to engage with the corporate governance personnel at those stockholders and to maintain open communication channels about policies and topics of interest to them. In 2017, we proactively reached out to our largest stockholders’ corporate governance personnel to offer the opportunity to engage with us on topics of interest to them. Representatives from our executive management and our Board spoke with the investment stewardship teams at stockholders representing in the aggregate over 32% of our shares outstanding.

Communications with our Board of Directors

Our Board recommends that stockholders and other interested persons initiate communications with our Board, the Board Chair, or any committee of our Board, in writing to the attention of our Secretary at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration, such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

Our Board has adopted Corporate Governance Guidelines, as discussed above, as well as a Code of Business Conduct and Ethics that apply to our directors, officers and employees. Our Employment Polices Handbook outlines additional expectations and guidelines for our employees. Our codes and policies address various corporate governance topics, including:

•	compliance with laws, rules and regulations;

•	clawback of executive incentive pay in the case of financial restatement;

•	corporate opportunities;

•	competition and fair dealing;

•	conflicts of interest;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	protection and proper use of Company assets; and

•	payments to government personnel.

Our Company has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Controller, and other key management employees, addressing ethical issues. The Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available in the Corporate Governance section of our website. We have also adopted an Insider Trading and Communications Policy which prohibits the following transactions: engaging in any form of hedging transactions in our stock, pledging our stock as collateral for a loan, trading in our securities on a short-term basis, purchases of our securities on margin, short sales of our securities and buying or selling puts or calls, or their equivalent positions, on our securities. The Insider Trading and Communications Policy further provides that we will not arrange for cashless exercises of stock options and sets forth the principle that any of our securities purchased in the open market by an employee should be held for a minimum of six months. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints regarding questionable federal securities law matters, accounting and auditing matters from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to the audit committee.

COMPENSATION OF DIRECTORS

Our Board and its committees are responsible for reviewing and establishing non-employee director compensation. Our nominating and corporate governance committee charter and Corporate Governance Guidelines state that the committee will review non-employee director compensation annually and make recommendations to the Board regarding fees and other compensation to be paid to non-employee directors. Our compensation committee charter also provides that non-employee director equity shall be considered annually by the entire Board. The nominating and corporate governance committee has the ability to select and retain a consultant or advisor on this matter, and has engaged Semler Brossy in the past.

The nominating and corporate governance committee considers various factors in making non-employee director compensation recommendations, including, but not limited to, the responsibilities of directors and the committee chairs, as well as the form and amount of compensation paid to directors by comparable companies. The nominating and corporate governance committee and the Board believe that the director’s compensation program effectively ties the majority of directors’ compensation to stockholder interests through the grant of nonstatutory stock options and restricted stock units, and the compensation is equitable based on the work required of directors serving an entity of the Company’s size and scope.

Our non-employee directors are entitled to receive an annual retainer of $40,000. The chairperson of the audit committee receives an additional annual retainer of $15,000 and the chairpersons of the compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $10,000. The higher retainer for the audit committee chair reflects the additional meetings and specialized attention to our earnings releases and financials required of this committee chair. Directors who are employees of the Company receive no additional remuneration for serving on the Board.

In addition, non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options and restricted stock units, or RSUs, under our Amended and Restated 2009 Stock Incentive Plan, or the 2009 Stock Incentive Plan. A non-employee director is automatically granted an initial option to purchase 25,000 shares upon becoming a member of our Board. The initial option vests and becomes exercisable pursuant to the same schedule generally applicable to employees: vesting over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options granted to non-employee directors will have a per-share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if a change in control occurs.

On the first business day following each annual meeting of the Company’s stockholders (including this Annual Meeting), each non-employee director is automatically granted an RSU award with a value of $200,000, rounded up to the nearest whole share, provided the director has served on our Board for at least six months. In 2015 and previously, our non-employee director annual RSU grants vested over four years, with one-fourth vesting annually. In January 2016, our Board, at the recommendation of the nominating and corporate governance committee, approved a different vesting schedule for new annual non-employee director RSU grants. The 2016 annual RSU grant vests over three years, with one-third vesting annually. The 2017 annual grant vests over two years, with one-half vesting annually. The 2018 grant, to be made after the Annual Meeting, as well as annual grants thereafter, will fully vest on the one-year anniversary of the vesting commencement date. The Board feels that this vesting schedule better compensates our non-employee directors for their service and aligns our Board’s total compensation with that of our peers. The new vesting has been phased-in over three years in order to reduce the impact on the Company’s financials. The RSUs will also become fully vested if a change in control occurs.

On March 21, 2016, our Board, at the recommendation of the nominating and corporate governance committee, approved an amendment and restatement of our 2009 Stock Incentive Plan, which includes a limit on non-employee director equity awards made thereunder. Under the amended and restated plan, equity awards granted to a non-employee director as compensation for services as an outside director in any 12-month period may not exceed a $500,000 grant date fair value (as determined in accordance with ASC 718), provided that the 25,000 share initial option grant for new non-employee directors is excluded from such limit.

We also have paid or reimbursed our directors for reasonable out-of-pocket and travel expenses in connection with attendance at our Company events and Board and committee meetings.

Director Stock Ownership and Holding Guideline

Our Board established a guideline, at the recommendation of the nominating and corporate governance committee, which became effective immediately following the 2014 annual meeting of stockholders, to better ensure that our non-employee directors each maintain an appropriate equity stake in our Company. Our guideline requires that each non-employee director own an equity stake in our Company equal in value to not less than five times the annual retainer, or $200,000, and that each director hold 50% of the shares obtained from each annual RSU vesting event until the director meets the guideline. The guideline is similar to our guideline for executives, described below under “Executive Stock Ownership and Holding Guideline.”

2017 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2017. The table excludes Mr. Raffone, who did not receive any additional compensation from us in 2017 for his role as a director because he was our Chief Executive Officer.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)(1)(2)	Option Awards ($)	Total ($)
E. Olena Berg-Lacy	40,000	200,008	0	240,008
Heidi Kunz	55,000	200,008	0	255,008
Blake R. Grossman	40,000	200,008	0	240,008
Joseph A. Grundfest	50,000	200,008	0	250,008
Robert A. Huret	40,000	200,008	0	240,008
Michael E. Martin	50,000	200,008	0	250,008
John B. Shoven	40,000	200,008	0	240,008
David B. Yoffie	40,000	200,008	0	240,008

(1)	On May 24, 2017, we granted an RSU award of 5,135 shares to each of our non-employee directors, with a fair market value of $38.95 per share. The value of the stock awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 5 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2017, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the directors will depend on the market value of our common stock on a date in the future when the RSU award vests.
(2)	The following table lists all outstanding equity awards held by non-employee directors as of the end of 2017:

Name	Vested and Unexercised Options (#)	Unvested RSU Awards (#)
E. Olena Berg-Lacy	0	13,872
Heidi Kunz	70,000	13,872
Blake R. Grossman	50,000	13,872
Joseph A. Grundfest	10,000	13,872
Robert A. Huret	50,000	13,872
Michael E. Martin	11,458	5,135
John B. Shoven	10,000	13,872
David B. Yoffie	0	13,872

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2018, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers listed in the 2017 Summary Compensation Table on page 38, (iii) each of our directors and our nominees for director and (iv) all of our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089. The percentage of common stock beneficially owned is based on 63,348,560 shares outstanding as of March 1, 2018.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(#)(1)	Percentage Beneficially Owned(%)(1)(2)
5% Stockholders:
Entities affiliated with BlackRock, Inc.(3)	7,864,859	12.4
Entities affiliated with Capital World Investors(4)	7,463,212	11.7
Entities affiliated with The Vanguard Group, Inc.(5)	5,918,380	9.3
Entities affiliated with Baron Capital Group, Inc.(6)	4,508,481	7.1
Entities affiliated with Janus Henderson Group plc(7)	3,886,896	6.1
ArrowMark Colorado Holdings LLC(8)	3,614,796	5.7

Directors and Named Executive Officers:
Lawrence M. Raffone(9)	681,145	1.1
Craig L. Foster	0	*
John B. Bunch(10)	111,790	*
Kelly S. O’Donnell(11)	166,967	*
Christopher L. Jones(12)	343,853	*
E. Olena Berg-Lacy	14,851	*
Heidi Kunz(13)	83,726	*
Blake R. Grossman(14)	101,726	*
Joseph A. Grundfest(15)	188,726	*
Robert A. Huret(16)	68,726	*
Michael E. Martin(17)	13,541	*
John B. Shoven(18)	28,726	*
David B. Yoffie	18,726	*
All directors and executive officers as a group (15 persons)(19)	1,911,449	3.0

*	Amount represents less than 1% of our common stock.
(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of March 1, 2018 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)

Based solely on a report on Schedule 13G/A filed on January 19, 2018, BlackRock, Inc. is deemed to beneficially own the shares of common stock held in the accounts for which it serves as a parent holding company and holds the sole power to direct investments or to vote the securities. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)	Based solely on a report on Schedule 13G/A filed on February 14, 2018 by Capital World Investors, a division of Capital Research and Management Company (CRMC), which is deemed to be the beneficial owner of the shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The principal business address of CRMC is 333 South Hope Street, Los Angeles, CA 90071.
(5)	Based solely on a report on Schedule 13G/A filed on February 9, 2018. Shares beneficially owned by The Vanguard Group, Inc. (Vanguard), Vanguard Fiduciary Trust Company (VFTC), or Vanguard Investments Australia, Ltd. (VIA). The Vanguard Group is a beneficial owner as a result of having sole power to dispose of or to direct the disposition of 5,800,652 shares, and shared power to dispose of or direct the disposition of 5,800,652 shares. VFTC, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of collective trust accounts with shared power to dispose or direct the disposition of 110,068 shares. VIA, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of Australian investment offerings with sole power to vote or direct the vote of 13,133 shares. The principal business address of Vanguard Group, Inc. VFTC and VIA is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Based solely on a report on Schedule 13G/A filed on February 14, 2018 by Baron Capital Group, Inc. (BCG), BAMCO Inc. (BAMCO), Baron Capital Management, Inc. (BCM), and Ronald Baron. BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. The principal business address of BAMCO, BCG, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(7)	Based solely on a report on Schedule 13G filed on February 12, 2018 by Janus Henderson Group plc (Janus Henderson), and affiliated entities. The principal business address of Janus Henderson is 201 Bishopsgate, London, EC2M 3AE, United Kingdom.
(8)	Based solely on a report on Schedule 13G filed on February 9, 2018 by ArrowMark Colorado Holdings LLC. The principal business address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.
(9)	Includes 586,758 shares subject to options that are exercisable within 60 days of March 1, 2018.
(10)	Includes 93,096 shares subject to options that are exercisable within 60 days of March 1, 2018.
(11)	Includes 137,683 shares subject to options that are exercisable within 60 days of March 1, 2018.
(12)	Includes 289,287 shares subject to options that are exercisable within 60 days of March 1, 2018.
(13)	Includes 70,000 shares subject to options that are exercisable within 60 days of March 1, 2018.
(14)	Includes 50,000 shares subject to options that are exercisable within 60 days of March 1, 2018.
(15)	Includes 10,000 shares subject to options that are exercisable within 60 days of March 1, 2018, 160,000 shares held in trust by The Grundfest Living Trust U/T/A DD 8/25/97 and 18,726 shares held by Mr. Grundfest individually. Mr. Grundfest shares voting and dispositive power over these shares with Carol C. Grundfest.
(16)	Includes 50,000 shares subject to options that are exercisable within 60 days of March 1, 2018.
(17)	Includes 13,541 shares subject to options that are exercisable within 60 days of March 1, 2018.
(18)	Includes 10,000 shares subject to options that are exercisable within 60 days of March 1, 2018.
(19)	Includes 1,393,386 shares subject to options that are exercisable and 1,390 shares with respect to RSUs that will vest within 60 days of March 1, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers, including those arrangements described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Transactions Related to the Acquisition of The Mutual Fund Store.

In connection with the Acquisition we issued approximately 9.9 million shares of our common stock and paid approximately $250 million in cash, subject to certain closing and post-closing adjustments. Immediately following the closing of the Acquisition, entities affiliated with Warburg Pincus LLC together beneficially owned approximately 13% of our common stock.

Concurrently with entry into the Merger Agreement, we entered into the Stockholders Agreement with Warburg, TMFS Holdings, Inc., a Nevada corporation, and Christopher R. Braudis. The Stockholders Agreement set forth arrangements regarding certain governance matters and contained various provisions relating to, among other things, board representation, the acquisition of additional equity interests in Financial Engines, prohibitions on certain actions and undertakings related to Financial Engines, certain transfer restrictions, and registration rights.

Under the terms of the Stockholders Agreement, Warburg was entitled to designate one individual for initial appointment to our Board with subsequent nomination rights. The right of Warburg to designate a director to the Board terminated when Warburg beneficially owned less than the lower of (i) 5% of all of the outstanding shares of our common stock and (ii) 50% of the number of shares of our common stock received by Warburg as consideration in the Acquisition. Pursuant to the Stockholders Agreement, upon the closing of the Acquisition, Mr. Michael Martin was appointed to our Board as the Warburg designee.

Warburg subsequently sold all of the shares of our common stock received by Warburg as consideration in the Acquisition, through two registered underwritten public offerings, which closed on March 10, 2017 and August 22, 2017. In each offering, entities affiliated with Warburg Pincus LLC sold an aggregate of 4,109,128 shares of our common stock. We did not receive any proceeds from the sale of the common stock by the selling stockholders. Pursuant to the terms of the Stockholders Agreement, Warburg is no longer entitled to designate an individual for appointment to our Board. Mr. Martin continued to serve on our Board following the sale of the common stock owned by Warburg. See also “Corporate Governance — Director Nominations — Stockholders Agreement.”

Also in conjunction with the Acquisition, Mr. Bunch, formerly an officer of The Mutual Fund Store, became an executive officer of Financial Engines. Under the terms of incentive units issued by The Mutual Fund Store, Mr. Bunch received approximately $6 million in cash from the merger consideration paid by Financial Engines. In addition, as a result of the Acquisition, Mr. Bunch was entitled to receive approximately $2 million in long term incentive payments from The Mutual Fund Store, of which approximately $1 million was paid in connection with the closing of the Acquisition and the remainder of which is contingent on Mr. Bunch’s continued employment with Financial Engines, with 50% payable by Financial Engines on each of the first two anniversaries of the closing, in February 2017 and February 2018. The amount of these incentive payments was deducted from the purchase price of the Acquisition.

Procedures for Approval of Related Person Transactions

We have a Related Person Transactions Policy which provides that the audit committee of our Board will review and, when appropriate, approve or ratify transactions with our Company valued at or more than $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest, subject to such exceptions consistent with applicable SEC rules and regulations. Each of our directors and executive officers has primary responsibility for the administration of, and compliance with, this policy as it relates to them. Our audit committee reviews and considers any proposed related person transactions at its regularly-scheduled meetings (or sooner, as determined by the audit committee chairperson), and its review is based on all relevant facts and circumstances reasonably available to it.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion provides information regarding our 2017 compensation program for our named executive officers, or our NEOs, who held the following titles in 2017:

•	Lawrence M. Raffone, our President and Chief Executive Officer, or CEO

•	Craig L. Foster, our Executive Vice President, Chief Financial Officer, or CFO, who joined our company in September 2017

•	Raymond J. Sims, our former Executive Vice President, Chief Financial Officer, who held this position until September 2017

•	John B. Bunch, our Executive Vice President, Chief Operating Officer and President of Financial Engines Advisors L.L.C. (FEA L.L.C.)

•	Kelly S. O’Donnell, our Executive Vice President, Chief Administrative Officer and Chief Risk Officer

•	Christopher L. Jones, our Executive Vice President, Investment Management and Chief Investment Officer

2017 Company Performance and Strategic Context.

•	We continued to execute on our strategy to position Financial Engines in the market as the primary financial advisor of choice for mainstream Americans by offering dedicated investment advisor interaction and holistic advice on a broader range of assets, including retirement and taxable assets.

•	As of December 31, 2017, we provided Professional Management services to 747 plan sponsors representing over 9.8 million participants and approximately $1.22 trillion of assets in retirement plans.

•	The amount of assets in defined contribution plans for which we have made our Professional Management service available, which we refer to as assets under contract, or AUC, grew by 16.2% during 2017, due primarily to market performance, new employers making our services available and contributions, partially offset by cancellations and withdrawals.

•	The amount of retirement plan assets that we manage as part of our Professional Management service, which we refer to as assets under management, or AUM, increased by 22.8% year over year, driven primarily by new assets from new and existing clients, and market performance, partially offset by cancellations and withdrawals.

•	As of December 31, 2017, the asset enrollment rate across all employer plans offering Financial Engines to their participants was 12.8%, up from 12.1% at the end of 2016.

•	Revenue increased 13.4% from 2016, driven primarily by an increase in AUM.

•	In 2017, the Company made several changes to the executive structure to enhance oversight of the Company’s newly-combined business. NEO changes include the planned retirement of Mr. Sims, our former CFO, the hiring of Mr. Foster, the appointment of Mr. Bunch as EVP, Chief Operating Officer, and the appointment of Ms. O’Donnell as EVP, Chief Administrative Officer.

We experienced solid growth in other key operational and financial measures, as demonstrated below.

Company Performance	Full year ending December 31, 2016	Full year ending December 31, 2017	Percent Change
Annual Revenues	$423.9 million	$480.5 million	13.4%
Assets Under Contract	$1.05 trillion	$1.22 trillion	16.2%
Assets Under Management	$138.0 billion	$169.4 billion	22.8%
Professional Management Revenue	$385.9 million	$450.3 million	16.7%
Non-GAAP Adjusted EBITDA(1)	$134.3 million	$160.8 million	19.7%

(1) Please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2018 for additional information regarding the computation and components of these financial metrics, including a reconciliation of GAAP to Non-GAAP measures.

Compensation Highlights.

•	The final tranche of the 2013-2017 LTIP paid out at 25.2% of target. This five-year plan was established in 2013 and designed with aggressive performance targets to drive revenue and profitability in excess of the operating plan. Market Adjusted Management Fee Run Rate, the metric representing 67% of the program, fell short of the threshold goal, resulting in no payout for this metric. Adjusted EBITDA Margin, representing 33% of the program, achieved at 88%, resulting in a payout between threshold and target for this metric.

•	We adopted a new peer group in August 2016, which served as the basis for our 2017 pay decisions. The new 12-company peer group better reflects the size and strategic direction of our business, and was designed to emphasize the asset management aspect of our business strategy, in balance with our technology- and human resource-focused pedigree.

•	The 2017 Executive Cash Incentive Plan (CIP) paid out at 103.2% of target. Canceled Management Fee Run Rate (CMFRR) and Adjusted EBITDA performance were 6.0% and 3.7% above target, respectively, while New Management Fee Run Rate (NMFRR) and Personal Advisor Scorecard performance were 0.7% and 5.0% short of target performance, respectively.

•	The 2017 NEO compensation reflects a number of factors. Mr. Bunch and Ms. O’Donnell received increases in their equity compensation in recognition of their promotions and expanded roles. Further adjustments were made to reflect a shift in the Company’s pay philosophy for our NEOs to be more reflective of the updated peer group, with a higher emphasis on cash incentive pay and a reduced emphasis on equity awards relative to 2016.

•	Our new CFO received a sign-on award. Mr. Foster received a one-time sign-on equity award of $4 million upon joining the Company as CFO on September 15, 2017. Mr. Sims, the departing CFO, did not receive an annual equity award for 2017.

•	The 2018 equity award to Mr. Raffone reflected a 10% decrease in grant value versus 2017. The compensation committee considered a number of factors in calibrating this award, including recent stock price performance and alignment with the stockholder experience.

•	2018 NEO cash compensation unchanged from 2017 levels. The compensation committee considered a number of factors in setting 2018 cash compensation levels, including alignment with the stockholder experience.

•	Continued commitment to stockholder feedback and engagement. We are committed to being responsive to stockholder feedback on compensation programs. At our 2017 annual meeting, our stockholders approved our 2016 executive compensation program with 98% support. Given the significant level of support, the compensation committee believes the compensation program appropriately aligns executive pay with stockholder interests. The Company continues its commitment to direct stockholder engagement and outreach. Every year we contact our largest stockholders and offer to discuss thoughts and feedback on governance-related topics, including compensation. In 2017 several of our senior executives and our Board chair, Mr. Grossman, who also serves on the compensation committee, participated in discussions with three of our major stockholders whose ownership represented over 32% of our outstanding shares.

Pay mix and focus on performance-based compensation. Our compensation philosophy and programs are designed to incentivize our executives to focus on achievement of short- and long-term company performance. A significant portion of executive pay is at-risk, with value derived from business performance and stock price performance over the long term. For 2017, the weighting of performance-based pay for our NEOs as a group was approximately 87%. The Other NEO graphic below excludes our former and new CFO, as the former CFO’s transition-period compensation and the new CFO’s new-hire compensation are not reflective of typical or ongoing compensation levels or mix.

Realizable Compensation. In the graphics below, we show the average annual total target compensation for our CEO over the past three years, as well as his average annual realizable compensation during the same time period. Approximately 75% of our CEO’s total target compensation was delivered in the form of equity awards during this time period, which ties the realizable pay of our CEO directly to stock price performance. Although the Company has experienced solid financial performance in the past three fiscal years, as demonstrated by our compound annual growth rates of 19.5% for revenue and 17.7% for Adjusted EBITDA from the beginning of 2015 through the end of 2017, annualized total stockholder return was down by 5% during this same period. Revenue and Adjusted EBITDA compound annual growth rates are inclusive of merger and acquisition activity during the period. The annual average realizable pay of our CEO during this time period was 42% lower than his annual average total target compensation over the past three fiscal years, which we believe demonstrates a strong performance orientation and alignment with stockholders.

Amounts shown in the Target column reflect the CEO’s average annual compensation for 2015, 2016, and 2017. This includes: (1) base salary paid during the year, (2) Executive CIP target for the year, and (3) grant date fair value of equity awards intended to compensate for each year. Note that the equity granted to our CEO on November 11, 2014 is included, as it was intended to compensate for 2015.

Amounts shown in the Realizable column reflect the average annual realizable compensation for 2015, 2016, and 2017. This includes: (1) base salary paid during the year, (2) Executive CIP earned for the year, and (3) the value of equity awarded intended to compensate for each year, valued as of December 31, 2017. Options are valued at their intrinsic value (the number of options multiplied by the market value as of December 29, 2017, the last trading day of our fiscal year, minus the exercise price of the option).

Strong governance and compensation policies. We continued to maintain strong compensation- and governance- related policies and practices, including the factors listed below.

What We Do
✓	Executive and director stock ownership and holding guidelines
✓	Clawback policy
✓	Double-trigger change in control provision
✓	Regular compensation risk review
✓	Employ an independent compensation consultant
What We Do Not Do
×	No material perquisites provided to any executive officer
×	No tax gross-ups
×	Prohibit hedging of Company stock by employees and directors
×	Prohibit pledging of Company stock by employees and directors
×	Prohibit short sales of Company stock by employees and directors

Stockholder Advisory Vote (Say on Pay)

Our stockholders cast an advisory vote on our executive compensation practices in a “Say on Pay” vote at the 2017 annual meeting of stockholders, with the following results:

•	Frequency of advisory vote: In November 2016, the compensation committee determined to hold an advisory vote every year. In 2017, our stockholders approved of an annual frequency of advisory votes with approximately 90% of eligible stockholders voting in favor, as compared to approximately 10% for three years, and no votes for two years, based on the approximately 59 million shares that were voted or abstained on the proposal.

•	Executive compensation: Our stockholders approved of our executive compensation as disclosed in our 2017 Proxy Statement with approximately 98% of our eligible stockholders voting in favor, approximately 2% against, and less than 1% abstaining.

The compensation committee takes into account the results of the Say on Pay vote as it completes its annual review of pay programs. Given the significant level of stockholder support, the committee concluded our executive compensation programs appropriately align executive pay with stockholder interests.

Compensation Philosophy and Objectives

The primary objectives of our compensation and benefits programs for executives are to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals, and to align their long-term interests with those of our stockholders.

We have established a set of guiding principles that have provided the foundation for all compensation programs for executives and all employees. These principles include, but are not limited to, taking a total rewards approach (which includes all aspects of our compensation package, including cash compensation, equity, Company-provided benefits and intangibles such as our culture and environment), paying consistently within the markets in which we compete for talent, making compensation decisions based on Company and individual performance, and offering pay programs that allow employees at all levels to share in our success in a form that is simple to explain and administer. We use these principles to guide us in our compensation recommendations and decisions.

Each year our Board approves a set of goals and objectives for our Company. Our executive incentive compensation is tied directly to the achievement of clearly defined financial objectives, and is designed to align executive incentives with our success. We strive to recognize and reward contributions of our executive officers to our performance without encouraging unnecessary risk-taking.

Role of the Compensation Committee and Committee Consultant

The compensation committee determined the 2017 base salary, merit increases, incentive compensation targets and equity award grants of our executive officers, including our NEOs. For our CEO, the compensation committee reviews analysis provided by the compensation consultant in order to establish compensation. For our other executive officers, the compensation committee considers input from our Chief Executive Officer, who provides evaluations of our executives and other relevant information to the compensation committee and makes recommendations regarding appropriate compensation for each executive, including base salary increases, changes to incentive compensation and grants of equity awards. The information and analysis provided by our compensation consultant is utilized by the compensation committee in evaluating appropriate compensation levels and by the CEO to inform his recommendations. Our Human Resources department and our management team, from time to time, provide market data and other information to assist the compensation committee in determining appropriate compensation levels for executives.

Under its charter, the compensation committee has the authority, without seeking the approval of our Board, to select, retain, terminate and approve, at the Company’s expense, outside compensation, legal, accounting or other consultants to advise the compensation committee and to authorize or conduct investigations into any matters within the scope of its responsibilities and to approve related fees and retention terms. The Company pays the fees for the services provided by the consultant to the compensation committee.

The compensation committee directly retained the services of Semler Brossy as an independent compensation consultant to advise on executive compensation for 2017. In 2017, Semler Brossy supported the committee throughout the year on various topics relating to executive compensation, including selection of our peer group companies and other competitive references, review of our equity compensation program, competitive assessment of pay levels, review and structure of our executive incentive compensation programs, and recommendations on executive pay actions.

The compensation committee conducted an independence review of Semler Brossy pursuant to SEC and The NASDAQ Stock Market requirements. The compensation committee determined that there was no conflict of interest that would prevent Semler Brossy from being objective in its work for the compensation committee. In addition, Semler Brossy shared with the compensation committee the details of its policies and procedures in place to prevent conflicts of interest from arising, that the Semler Brossy advisors serving the compensation committee did not own any of our common stock, and that the lead advisor did not have any business or personal relationship with members of the compensation committee or our management.

Competitive Determinations

Consistent with our compensation philosophy and objectives outlined above, the compensation committee reviews each executive officer’s target compensation levels at least annually. The compensation committee does not target executive officer compensation at a specific level or percentage relative to the competitive references. Instead, when determining target compensation for the executive officers, the compensation committee takes into account numerous factors, without prescribing particular weightings, including: Company performance, individual leadership and performance assessments, job scope, individual skills and experience, the relative importance of individual roles, internal pay equity, historical pay levels, and equity holdings.

Because of the unique characteristics of our Company as an investment services provider as well as a technology company, there are limited directly comparable companies of our segment and size. As a result, we use both technology and investment company comparables as sources to assess the competitiveness of compensation.

In selecting the actual companies, the compensation committee considered companies of comparable scale, business model and talent focus. In July 2016, the compensation committee selected the peer group used to establish 2017 compensation. The peer group for 2017 was shifted substantially toward investment comparables to better reflect the size and strategic focus of the combined organization and the expanded market in which we compete for talent. The 2017 peer group includes 6 investment management companies, 3 financial technology companies, 2 workplace benefit companies and 1 brokerage company. The information from the peer group is supplemented with survey information from the Radford Global Technology Survey and custom McLagan Surveys.

In July 2017, the compensation committee determined that this same peer group remains appropriate, and will be used to establish 2018 compensation.

Restructured Executive Team. Following the Acquisition, the Board of Directors and management made several changes to the Company’s executive structure to enhance oversight of the Company’s newly-combined business. This included changes to the titles and areas of responsibility for the NEOs as follows:

•	In February 2017, Mr. Bunch was promoted to EVP, Chief Operating Officer and is now in charge of the Company’s institutional sales, services and marketing, and centralized and field office advisor services. He also continues to act as President of Financial Engines Advisors L.L.C.

Investment Management SEI Investments Artisan Partners Virtus Investment Partners WisdomTree Investments Westwood Holdings Group Silvercrest Asset Management Workplace Benefits WageWorks Benefitfocus Holistic View of the Market Brokerage E*TRADE Other Fintech SS&C Technologies Morningstar Envestnet

•	In February 2017, Ms. O’Donnell was promoted to Executive Vice President, Chief Administrative Officer and Chief Risk Officer and is now in charge of the Company’s legal and compliance, and human resource functions. She continues to have responsibility over strategy, corporate development, risk management, and corporate communications.

•	In September 2017, Mr. Sims, our former CFO, departed the Company after Mr. Foster, as successor chief financial officer, was hired in September 2017. Mr. Sims had agreed to remain at the Company for a transition period into 2017 and was entitled to his salary and other amounts pursuant to his Executive Severance and Change in Control Agreement with the Company, and continued vesting of his equity awards, as well as a one-time discretionary transition bonus of $325,000 approved by the compensation committee.

•	In September 2017, Mr. Foster, our new CFO, joined the Company. His new-hire compensation package includes annual base salary of $400,000 and an annual bonus target of 66% of base salary. He was granted stock options to purchase up to $2,000,000 in Black-Sholes value of the Company’s common stock, and $2,000,000 in value of RSUs. The sign-on equity is a one-time grant which was necessary to recruit Mr. Foster. Further details on annual equity levels can be found in the section titled “2018 NEO Compensation,” below.

•	Other executive officers were appointed to new positions, and reporting structures were modified effective February 1, 2017.

Principal Elements of Executive Compensation

Our executive compensation program consists of three main elements:

•	base salary,

•	performance-based amounts earned under the Executive CIP, and

•	equity awards.

Base Salaries. Base salaries are intended to provide our executives with a degree of financial certainty and stability that does not depend on our Company performance. Base salary adjustments are based on market data, individual performance, individual experience, our overall financial results and performance, and our overall budget for base salary increases.

The 2017 base salaries for our four continuing NEOs were established by the compensation committee in February 2017 and the base salary of Mr. Foster, our new CFO, was established in September, 2017. Mr. Raffone received a base salary increase in 2017 after review of competitive market references and to recognize his strong leadership. None of the other continuing NEOs received a base salary increase in 2017.

Name	2016 Base Salary (effective April 1, 2016 or hire date)	2017 Base Salary (effective March 1, 2017 or hire date)	Total % Increase Over 2016 Base Salary
Lawrence M. Raffone	$500,000	$525,000	5%
Craig L. Foster	N/A	$400,000	N/A
Raymond J. Sims	$340,000	$340,000	0%
John B. Bunch	$525,000	$525,000	0%
Kelly S. O’Donnell	$325,000	$325,000	0%
Christopher L. Jones	$420,000	$420,000	0%

Executive Cash Incentive Plan. In 2017, all of our senior executive officers, including our NEOs, with the exception of Mr. Sims, were covered by our Executive CIP. The Executive CIP provided our continuing NEOs an annual incentive opportunity for fiscal 2017 performance of the Company with respect to the objective criteria described below.

In February 2017, after discussion and consultation with Company management, the compensation committee determined participation, metrics and weighting for the 2017 Executive CIP. Adjustments were made to reflect a shift in the Company’s pay philosophy for our NEOs to be more reflective of the updated peer group, with a higher degree of cash incentive pay and less emphasis on equity awards relative to 2016. Messrs. Foster and Bunch were not participants in the 2016 Executive CIP, and Mr. Sims was not a participant in the 2017 Executive CIP.

Name	2016 Exec CIP Target as a Percent of Base Salary	2017 Exec CIP Target as a Percent of Base Salary
Lawrence M. Raffone	100%	120%
Craig L. Foster	N/A	66%
Raymond J. Sims	66%	N/A
John B. Bunch	N/A	130%
Kelly S. O’Donnell	85%	95%
Christopher L. Jones	185%	200%

The compensation committee designed the 2017 Executive CIP with the following key business metrics weighted evenly:

2017 Executive CIP Metrics & Weightings
Weight	Metric	Description
25%	Adjusted EBITDA	Defined as net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock compensation expense and acquisition-related expenses. This metric rewards performance because it reflects the elements of profitability that can be most directly impacted by employees.
25%	NMFRR (New Management Fee Run Rate)	Defined as annualized fees generated from new 2017 enrollees into professional management. This metric rewards performance because it aligns our executive officers with the long-term strategy of growing plan sponsors and participants and increasing penetration with current participants. This metric minimizes the impact of market performance on the actual incentive payments to our executive officers.
25%	CMFRR (Canceled Management Fee Run Rate)	Defined as annualized fees attributable to all voluntary and involuntary cancellations, including sponsor terminations, of members who enrolled during and prior to 2017. This metric rewards performance because it focuses the team on retaining current plan sponsors and participants.
25%	Integrated Offer: Personal Advisor Scorecard	This scorecard is intended to focus executives on the execution of the business strategy adopted upon acquisition of The Mutual Fund Store. Core to the success of the acquisition is the successful deployment of a combined offering between Financial Engines and The Mutual Fund Store.

The 2017 Executive CIP was designed in a way intended to meet the requirements of Section 162(m) of the Code to preserve the deductibility of payments. If the 2017 Adjusted EBITDA threshold performance level was met, then 200% of each NEO’s individual target would be funded and available for award. Thereafter, the compensation committee would use negative discretion to adjust the actual bonus payment based on the results achieved on each of the four 2017 Executive CIP metrics listed above.

Cash incentive payments to our executive officers, including our continuing NEOs, for fiscal 2017 were calculated in 2018 based on the applicable officer’s 2017 eligible earnings and individual incentive target. For 2017, we set aggressive performance targets. We did not meet our NMFRR or Personal Advisor Scorecard targets, but exceeded our Adjusted EBITDA and CMFRR targets. Our goal was to achieve more NMFRR and Adjusted EBITDA, but to minimize CMFRR.

In February 2018, the compensation committee certified the results shown below and the payouts for each NEO as listed in the 2017 Summary Compensation Table who was a participant in the plan.

Executive CIP 2017 Achievement
		2017 Program Design Values in $ millions			2017 Program Results Values in $ millions
Metric	Weight	Threshold	Target	Maximum	Actual	Achievement Against Target	Payout Factor
Adjusted EBITDA	25%	$124.0M	$155.0M	$232.5M	$160.8M	103.7%	107.4%
New Management Fee Run Rate	25%	$43.3M	$72.1M	$108.2M	$71.6M	99.3%	98.6%
Canceled Management Fee Run Rate	25%	$67.6M	$48.3M	$24.2M	$45.4M	106.0%	111.9%
Personal Advisor Scorecard	25%	N/A	100%	N/A	95%	95.0%	95.0%
Company Performance Factor Payout %							103.2%

Equity Awards. We grant equity awards to our current and newly-hired executive officers, including NEOs, to enable them to share in our success and to reinforce a corporate culture that aligns employee interests with stockholder interests. Equity awards granted under our 2009 Stock Incentive Plan are a key element of our normal, ongoing compensation program.

Current Ongoing Equity Grant Practices. It has been our practice to periodically grant equity awards to employees, including executives, in recognition of performance, as an incentive tool and for retention purposes. Equity awards are determined as part of the total compensation awarded to employees, taking into account base salary and cash incentive plan payout potential.

The compensation committee also takes into consideration the value of equity awards previously granted, existing equity ownership of each executive officer, total unvested value for each executive officer, and the potential dilution and accounting costs of long-term equity awards.

Annual grants consist of a mix of stock options and RSUs to our continuing executive officers, including the NEOs, as a way to balance risk and reward with retention. We believe that offering both stock options and RSUs has greater retentive value than either instrument issued separately and reduces the focus on short-term improvements in share price due to an over emphasis on stock options. We also continue to believe that stock options are an effective means to focus the NEOs on delivering long-term value to stockholders because options only have value to the extent that our stock increases in value from the grant date over time, while RSUs reward and retain the NEOs by offering them the opportunity to receive shares of our stock on the date the restrictions lapse. Our 2009 Stock Incentive Plan does not contain mandated vesting periods or minimum required vesting periods for employee or executive equity awards.

The non-qualified stock options have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The options will vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the vesting commencement date and the remainder vesting in equal monthly installments thereafter over the subsequent three years. The options will have a term of ten years and are subject to other terms set forth in the standard form of Stock Option Agreement. The restricted stock units will vest over four years, with 25% vesting annually on the anniversary of the vesting commencement date, subject to additional vesting and other terms that may apply as set forth in the standard form of RSU Agreement.

Beginning in November 2011, our standard stock option and RSU award agreements provide for accelerated vesting of a portion of the award upon the occurrence of specified events. Beginning with our May 2016 grants, our executive award agreements provide for full acceleration of vesting upon the occurrence of specified events. The circumstances under which our outstanding awards may accelerate vesting are described below under “Potential Payments Upon Termination or Change in Control.”

2017 Equity Awards. In February 2017, the compensation committee approved equity awards in the ratio of 50% RSUs and 50% options for each of our NEOs, with the exception of Mr. Sims who did not receive an equity award in 2017 and Mr. Foster, who received an equity award in September 2017. The awards, other than the new hire award granted to Mr. Foster, were granted on February 28, 2017 and have a vesting commencement date of February 26, 2017. The actual awards granted to our NEOs are shown in the 2017 Grants of Plan-Based Awards table.

2013-2017 Long-Term Incentive Program. The 2013-2017 LTIP is a one-time program under which PSU grants were made in 2013 and 2014. The 2013-2017 LTIP was designed with aggressive performance metric targets to drive revenue growth and maximize profitability over a long-term period. Grants of 2013-2017 LTIP PSUs were eligible to be earned based on both (i) our Company performance; sixty percent (60%) based on performance during 2013-2015 (the 3-year period) and forty percent (40%) based on performance during 2013-2017 (the 5-year period) and (ii) the executive’s continued service to the Company through the applicable performance period. The percentage of the target PSU award earned for each of the 3-year and 5-year performance periods was based on Company achievement of the metrics below.

2013-2017 LTIP Metrics & Weightings
Weight	Metric	Description
67%	Market Adjusted MFRR	Annualized fees which would be generated from managed or advised assets or from financial planning services over the following 12 months, including fees from enrollees into the Professional Management program, and excluding platform fees, set up fees and consulting fees. The actual annualized fees will be market adjusted to eliminate the impact of market gain or loss. We believe that this metric motivates executives to drive revenue growth while adjusting for the effects of the market over time. It is weighted more heavily to reflect our priorities as a growth company. This metric differs from the NMFRR measure used in the Executive CIP because it measures all assets and adjusts for market effects whereas the Executive CIP focuses solely on net new assets acquired during the year without adjusting for market changes. The target represents a magnitude of growth in excess of our Executive CIP targets and excludes any benefit from market increases over the performance periods.
33%	Adjusted EBITDA Margin	Net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock compensation expense for the applicable fiscal year, divided by revenue for that fiscal year. This metric reflects the elements of profitability that can be most directly impacted by employees. We believe that this metric motivates executives to focus on profitable growth. It differs from Adjusted EBITDA used in the Executive CIP because it requires increased profitability over a multi-year timeframe rather than a single, annual dollar target.

If the minimum performance percentages of the internally-established goals are not achieved, no PSUs will vest. In both the 3- and 5-year performance cycles, the minimum achievement for either metric produces a vesting potential of 60%, 100% achievement produces 100% vesting potential, increasing to a maximum of 140% vesting with 120% or more achievement.

On February 14, 2018, the compensation committee certified achievement under the 2013-2017 LTIP performance period. For the full 5-year performance cycle, the minimum achievement percentage that produces a payout for Market Adjusted MFRR is 80%; actual achievement was 75.6%; resulting in no payout for this metric. The minimum achievement percentage that produces a payout for Adjusted EBITDA Margin is 80%; actual achievement was 88%; resulting in a 76.5% payout for this metric. For both metrics, the maximum achievement percentage is 120% for all participants, which produces the maximum of 140% vesting. The PSUs allocated to the 5-year performance cycle vested on January 1, 2018 at 25.2% for plan participants, resulting in a PSU vesting of 10,764 shares for Mr. Raffone, 5,534 shares for Mr. Jones, and 2,464 shares for Ms. O’Donnell. Mr. Sims left the Company prior to the 2013-2017 LTIP vesting date. The other NEOs are not 2013-2017 LTIP participants.

2018 NEO Compensation

In February 2018, the compensation committee reviewed pay levels and the three main elements of compensation, taking into consideration 2017 executive and business performance. The committee established base salaries, the 2018 Executive CIP design and bonus potential thereunder, as well as equity. The 2018 Executive CIP incentive targets became effective on January 1, 2018 and equity awards were made on February 27, 2018.

2018 Cash Compensation. 2018 NEO cash compensation, including base salary and target 2018 Executive CIP levels, reflects no change from 2017 levels. The Committee considered a variety of factors, including competitive market reference and alignment with the stockholder experience.

2018 Application of the Executive CIP. Each year, the compensation committee evaluates the design of the Executive CIP and determines appropriate incentive compensation levels. In February 2018, the compensation committee set the 2018 Executive CIP design with the metrics and weightings shown below, which align with our 2018 strategic priorities and emphasis on driving growth. Net Revenue includes revenue net of direct connectivity fees. Adjusted EBITDA is defined as it was in 2017. A Consolidated Inflows (New AUM) metric replaces the NMFRR and CMFRR metrics from 2017, and a Growth Scorecard metric replaces the Personal Advisor Scorecard metric from 2017. The Adjusted EBITDA funding threshold was eliminated for 2018.

2018 Executive CIP Design
Performance Measures	Weighting
Net Revenue	20%
Adjusted EBITDA	20%
Consolidated Inflows (New AUM)	30%
Growth Scorecard	30%

2018 Equity Awards. In February 2018, the compensation committee approved equity awards granted in the ratio of 50% options and 50% RSUs to our NEOs. These awards were granted under the 2009 Stock Incentive Plan and vest over four years in accordance with our standard terms and conditions. In addition to the factors described above for annual equity grants, the compensation committee sized the 2018 equity awards with consideration to recent share price performance and alignment with the stockholder experience. Mr. Foster’s award reflects his sign-on equity grant. As Mr. Sims was not employed by the Company in 2018, he did not receive an equity award in February 2018.

Name	2017 Equity Value	2018 Equity Value
Lawrence M. Raffone	$4,200,000	$3,780,000
Craig L. Foster	$4,000,000	$1,336,000
Raymond J. Sims	N/A	N/A
John B. Bunch	$2,000,000	$2,001,000
Kelly S. O’Donnell	$1,500,000	$1,366,000
Christopher L. Jones	$1,750,000	$1,740,000

Assessment of Risk

The compensation committee annually reviews the elements of NEO compensation to determine whether any portion of the overall program encourages excessive risk taking. In 2017, the compensation committee engaged in a thorough risk analysis of compensation plans, policies and practices, including review of a detailed report prepared by a cross-functional management compensation risk review team. The compensation committee believes that the design, governance and risk oversight process of the Company’s incentive programs guard against imprudent risk taking that could have a material adverse effect on the Company. The compensation committee believes that the design of our compensation programs encourages our NEOs to remain focused on both short-term and long-term strategic goals. Safeguards integrated into the Company’s compensation practices include: (1) the balance of short-term and long-term incentive compensation; (2) the use of time-based vesting criteria in long-term incentive awards to align holders’ interests with the Company’s prospects; (3) the use of multiple performance metrics in the annual cash incentive plan, each linked to overall Company progress as opposed to narrow targets; (4) the limitation of maximum payouts under both our short-term and our long-term performance-based awards programs; (5) the limitation on annual awards under the Company’s equity incentive plan; and (6) the reservation of compensation committee negative discretion to reduce amounts payable under the short-term and long-term performance-based awards programs. Additionally, in 2016 the compensation committee recommended, and the Board adopted, a clawback policy to further reinforce appropriate incentives for avoiding risk. This policy is further described under “Policy Regarding Clawbacks and Restatement.”

Benefits

We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan, with Company match and our Professional Management services; and

•	employee assistance plan.

Executive Stock Ownership and Holding Guideline

Effective April 1, 2017, the compensation committee adopted a stock ownership and holding guideline covering our CEO and Executive Vice Presidents, including the NEOs. The guideline is similar to our guideline for non-employee directors, described above under “Director Stock Ownership and Holding Guideline.” It encourages executives to maintain a meaningful stake in the Company and aligns their long-term interests with stockholders. Our guideline provides that the CEO and each Executive Vice President should own an equity stake in our Company equal in value to a multiple of base salary, depending upon position. With the exception of our CEO, whose ownership guideline is applicable immediately, each executive will have five years to meet the guideline from the time that it first becomes applicable to the individual. Four years after the guideline first becomes applicable to an executive, a holding requirement is imposed such that he or she will be required to hold 50% of the shares acquired through vesting or exercises of equity compensation awards, net of amounts required to pay taxes or exercise prices, until the equity stake guideline is met. As of the date that the compensation committee adopted the guideline, our executive officers listed below were in compliance with the guideline.

Position	Ownership Guidelines (Multiple of base salary)
CEO	5.0 x
CFO, Chief Operating Officer, Chief Administrative Officer and Chief Investment Officer	3.0 x
General Counsel and EVP of Human Resources	2.0 x

Policy Against Hedging and Pledging

Our Insider Trading and Communications Policy prohibits employees (including NEOs) from engaging in any form of hedging transactions in our stock, pledging our stock as collateral for a loan, trading in our securities on a short-term basis, purchases of our securities on margin, short sales of our securities and buying or selling puts or calls, or their equivalent positions, on our securities. The Insider Trading and Communications Policy further provides that we will not arrange for cashless exercises of stock options and sets forth the principle that any of our securities purchased in the open market by an employee should be held for a minimum of six months.

Policy Regarding the Timing of Equity Awards

The compensation committee and senior management manage our stock option grant policies to align with governing regulations and good corporate practice. Subsequent to our initial public offering, we have considered the timing of stock option grants to executive officers in relation to the release of material non-public information. We also consider the timing of stock option grants or other equity awards in relation to our compensation packages as a whole. Beginning in 2013, we have made and intend to make executive equity awards in the first quarter of the year, following the release of our previous year-end earnings, to better align the level of equity grants with full fiscal-year performance of our Company and the executive officers.

Absent any major corporate events, the annual equity grants for both non-executives and executives will occur during an open trading window for our Company stock under our Insider Trading and Communications Policy, although the compensation committee, in its sole discretion, may determine to make the grants at a different time. Stock option grants or other equity awards to executives and other employees may also be made at other times of the year as the compensation committee feels is necessary for competitive or retention purposes, or for newly-hired executives or employees.

Policy Regarding Clawbacks and Restatements

In November 2016, at the recommendation of the compensation committee, our Board of Directors adopted a policy regarding compensation adjustments, or “clawbacks”, in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirements under applicable securities laws. The policy covers incentive compensation awarded, earned, vested or paid on or after January 1, 2017, as well as the 2013-2017 LTIP, and looks back to the three completed fiscal years preceding a restatement event. The policy applies to all current and former officers of the Company, as determined pursuant to Rule 16a-1(f) of the Securities Exchange Act of 1934. Our Board would have discretion on whether to pursue recoupment, from whom to pursue recoupment, the appropriate amount to recoup, and methods of recoupment taking into account the requirements of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements, although this exception is severely limited beginning in 2018, as described below. The material terms of the 2009 Stock Incentive Plan were previously approved by stockholders in 2016 for purposes of Section 162(m), which allowed us to grant certain incentive awards that are designed to meet the definition of performance-based compensation under Section 162(m) in order to qualify for the performance-based exception to the $1 million deduction limit. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the compensation committee did not previously limit executive compensation to amounts deductible under Section 162(m) if the compensation committee determined that doing so is in the best interests of the Company.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modifies Section 162(m) and, among other things, eliminates the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be non-deductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the Covered Employees) will include any individual who served as the chief executive officer (CEO) or chief financial officer (CFO) at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the compensation committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the compensation committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the compensation committee determines that doing so is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Financial Engines’ management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Financial Engines that the Compensation Discussion and Analysis be included in Financial Engines’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted on March 12, 2018, by the members of the compensation committee of the Board of Directors:

Mr. Michael E. Martin, Chairperson

Mr. Blake R. Grossman

Mr. Robert A. Huret

Dr. John B. Shoven

EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table sets forth compensation earned for services rendered in all capacities to us for the years ended December 31, 2017, 2016 and 2015 for our Chief Executive Officer, our former and current Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2017, whom we refer to in this Proxy Statement as the NEOs.

Name and 2017 Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Lawrence M. Raffone	2017	$520,833			$2,100,042	$2,117,430	$645,125	$68,429	$5,451,858
President and CEO	2016	$487,499	—		$2,257,148	$2,010,198	$422,760	$10,600	$5,188,205
	2015	$450,000	—		$—	$—	$375,930	$10,600	$836,530

Craig L. Foster(4)	2017	$130,512	$100,000	(5)	$2,000,023	$2,007,563	$88,912	$300	$4,327,310
Executive Vice President, Chief Financial Officer

Raymond J. Sims	2017	$255,000	—		—	—	—	$553,718	$808,718
Former Executive Vice President, Chief Financial Officer	2016	$339,999			$591,160	$526,483	$194,600	$10,600	$1,662,842
	2015	$340,000	—		$—	$—	$187,464	$10,600	$538,064

John B. Bunch(6)	2017	$525,000			$1,000,028	1,008,310	$704,477	$13,200	$3,251,015	(8)
Executive Vice President, Chief Operating Officer and President, FEA L.L.C.	2016	$467,116	$625,000	(7)	$1,500,015	$1,723,627	—	$9,650	$4,325,408	(8)

Kelly S. O’Donnell(9)	2017	$325,000			$750,043	$756,229	$318,692	$42,324	$2,192,288
Executive Vice President, Chief Administrative Officer and Chief Risk Officer

Christopher L. Jones	2017	$420,000			$875,014	$882,260	$867,048	$25,834	$3,070,156
Executive Vice President, Investment Management and Chief Investment Officer	2016	$416,518			$1,074,829	$957,243	$668,229	$10,600	$3,127,419
	2015	$405,000	—		$—	$—	$592,090	$10,600	$1,007,690

(1)	Consists of options, RSUs or PSUs. The value of the equity awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 5 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2017, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award vests or a stock option is exercised.
(2)	Represents amounts paid pursuant to our 2017 Executive CIP.
(3)	Represents: (i) amounts paid as a 401(k) match ($10,800 for all NEOs, other than Mr. Foster); (ii) a one-time payment in respect of accrued but unused paid time-off (Mr. Raffone $56,729, Mr. Sims $39,229, Ms. O’Donnell $30,624, Mr. Jones $14,134); (iii) Severance and Change in Control Agreement benefits (Mr. Sims $178,014); (iv) transition bonus (Mr. Sims $325,000); (v) data credit (ranging from $300 to $2,400).
(4)	Mr. Foster was not employed by the Company in 2016 or 2015, so his compensation for those years is not shown. His 2017 salary represents amounts paid by the Company commencing with his employment on September 5, 2017.
(5)	Represents a sign-on relocation bonus approved by the compensation committee on August 9, 2017.
(6)	Mr. Bunch was not employed by the Company in 2015, so his compensation for that year is not shown. His 2016 salary represents amounts paid by the Company commencing with his employment on February 1, 2016.
(7)	Represents a guaranteed 2016 bonus payment pursuant to Mr. Bunch’s Employment Agreement.
(8)	Does not include a $1,091,821 payment earned in 2016 or a $545,960 payment earned in 2017 by Mr. Bunch under TMFS’s Long Term Bonus Plan based on his service to TMFS through the date of the Acquisition, or any other merger proceeds he received in connection with the Acquisition. The Company assumed the obligations under the TMFS Long Term Bonus Plan, including payments to be made in 2016, 2017 and 2018, funded by TMFS via a purchase price adjustment in the Acquisition.
(9)	Ms. O’Donnell was not an NEO in 2016 or 2015, so her compensation for those years is not shown.

2017 Grants of Plan-Based Awards

Name and 2017 Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Lawrence M. Raffone		$315,000	$630,0000	$1,260,000
President and CEO	2/28/2017 (3)				47,405	126,442	$44.30	$4,217,471

Craig L. Foster		$132,000	$264,000	$528,000
Executive Vice President, Chief Financial Officer	09/08/2017 (4)				63,695	181,535	31.40	4,007,586

Raymond J. Sims(5)
Former Executive Vice President, Chief Financial Officer	—	—	—	—	—	—	—	—

John B. Bunch		$341,250	$682,500	$1,365,000
Executive Vice President, Chief Operating Officer and President, FEA L.L.C.	2/28/2017 (3)				22,574	60,211	$44.30	$2,008,339

Kelly S. O’Donnell		$154,375	$308,750	$617,500
Executive Vice President, Chief Administrative Officer and Chief Risk Officer	2/28/2017 (3)				16,931	45,158	$44.30	$1,506,272

Christopher L. Jones		$420,000	$840,000	$1,680,000
Executive Vice President, Investment Management and Chief Investment Officer	2/28/2017 (3)				19,752	52,684	$44.30	$1,757,274

(1)	Reflects the value of the potential payout targets at 50%, 100% and 200% of target incentive levels, pursuant to the annual award program under our Executive CIP. The 2017 targets were set on February 14, 2017 for each NEO with the exception of Mr. Sims, who did not participate in the 2017 Executive CIP, and Mr. Foster, who joined our Company in September 2017. Amounts shown for Mr. Foster reflect the value of his potential award if he had been employed for the full year. Actual payout of these awards, if any, are determined by the compensation committee after the end of the performance period depending on whether the performance criteria were met. Please see “Compensation Discussion and Analysis” for disclosure regarding the material terms of the Executive CIP. Actual payout amounts under this plan for 2017 are disclosed in the 2017 Summary Compensation Table.
(2)	Reflects awards under 2009 Stock Incentive Plan.
(3)	Represents equity compensation awards approved by the compensation committee on February 14, 2017. The options have an exercise price equal to the closing price of our common stock on the grant date. The compensation committee approved a target equity value for each NEO. The number of RSUs was calculated by dividing the RSU target value by the closing price per share of our common stock on February 28, 2017, the grant date. The number of shares subject to the options were determined by dividing the target value of the option by the Black-Scholes value of the option as of the grant date.
(4)	Represents equity compensation awards approved by the compensation committee on September 4, 2017. The options have an exercise price equal to the closing price of our common stock on the grant date. The compensation committee approved a target equity value for Mr. Foster. The number of RSUs was calculated by dividing the RSU target value by the closing price per share of our common stock on the date of grant. The number of shares subject to the options were determined by dividing the target value of the option by the Black-Scholes value of the option as of the grant date.
(5)	Mr. Sims did not receive equity awards in 2017 and did not participate in the 2017 Executive CIP.

Narrative to 2017 Summary Compensation Table and Grants of Plan-Based Awards

Please see “Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2017 Summary Compensation Table and the 2017 Grants of Plan-Based Awards table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis section also describes the equity awards.

2017 Outstanding Equity Awards at Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2017.

	Option Awards(1)				Stock Awards
Name and 2017 Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Lawrence M. Raffone	9,640	—	$6.51	11/11/2018
President and CEO	87,485	—	$7.99	11/9/2019
	39,420	—	$21.39	11/18/2021
	69,380	—	$26.22	11/16/2022
	31,326	1,362	$55.96	2/26/2024
	181,973	54,101	$31.43	11/11/2024
	92,756	109,622	$26.43	5/20/2026
	—	126,442	$44.30	2/28/2027
					$122,825	$3,721,598	42,640	$1,858,678

Craig L. Foster	—	181,535	$31.40	9/8/2027
Executive Vice President, Chief Financial Officer
					63,695	$1,929,959	—	—

Raymond J. Sims Former Executive Vice President, Chief Financial Officer	—	—	—	—	—	—	—	—

John B. Bunch	60,787	95,477	$24.59	2/26/2026
Executive Vice President, Chief Operating Officer and President, FEA L.L.C.		60,211	$44.30	2/28/2027

					68,325	$2,070,248	—	—

Kelly S. O’Donnell	16,304	—	$33.85	3/8/2023
Executive Vice President, Chief Administrative Officer and Chief Risk Officer	1,260	—	$40.70	5/10/2023
	16,243	707	$55.96	2/26/2024
	49,948	16,832	$31.43	11/11/2024
	28,710	33,931	$26.43	5/20/2026
	—	45,158	$44.30	2/28/2027
					41,662	$1,262,359	9,760	$425,438

Christopher L. Jones	8,514	—	$7.99	11/9/2019
Executive Vice President, Investment Management and Chief Investment Officer	39,420	—	$21.39	11/18/2021
	48,570	—	$26.22	11/16/2022
	25,525	1,110	$55.96	2/26/2024
	88,964	26,450	$31.43	11/11/2024
	44,169	52,202	$26.43	5/20/2026
	—	52,684	$44.30	5/28/2027
					57,961	$1,756,218	21,920	$955,493

(1)	Reflects option awards that vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the vesting commencement date and the remainder vesting in equal monthly installments thereafter over the subsequent three years.

(2)	Reflects RSUs that vest over four years, with 25% vesting annually on the anniversary of the vesting commencement date.
(3)	Calculated using the closing price of our common stock of $30.30 as of December 29, 2017, the last trading day of our last completed fiscal year.
(4)	Reflects the potential number of shares at the target level that are eligible to vest on January 1, 2018 following the end of the 5-year performance period, upon the achievement of specified performance conditions for 2013-2017 LTIP PSUs. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions. Please see “Compensation Discussion and Analysis” for disclosure regarding material terms of the 2013-2017 LTIP.
(5)	Represents the grant date fair value of the target achievement level of 2013-2017 LTIP PSUs, which are eligible to vest on January 1, 2018 following the end of the 5-year performance period upon the achievement of specified performance conditions. The value of the equity awards is based on the fair value of the award as of the grant date, which is $43.59 per share for each of our NEOs who hold these PSUs. See Note 5 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2017, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a future date when a stock award vests. The actual number of the shares issued under these awards, if any, is based upon achieving pre-determined performance conditions.

2017 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired by each NEO during 2017 upon exercise of options and vesting of restricted stock units.

	Option Awards		Stock Awards
Name and 2017 Position	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)

Lawrence M. Raffone	40,000	$1,376,664	32,718	$1,259,423
Chief Executive Officer and President

Craig L. Foster	—	—	—	—
Executive Vice President, Chief Financial Officer
Raymond J. Sims	80,246	$823,052	7,490	$317,951
Former Executive Vice President, Chief Financial Officer

John B. Bunch	20,000	$356,091	15,250	$580,263
Executive Vice President, Chief Operating Officer and
President, FEA L.L.C.

Kelly S. O’Donnell	18,842	$269,105	11,513	$436,941
Executive Vice President, Chief Administrative Officer and Chief Risk Officer

Christopher L. Jones	12,515	$250,425	17,874	$677,376
Executive Vice President, Investment Management and Chief Investment Officer

(1)	Value realized is based on the market value of our common stock on the date of exercise minus the exercise price.
(2)	Value realized is based on the market value of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

Employment and Consulting Agreements.

Raffone Offer Letter. Our offer letter to Mr. Raffone, our President and CEO, provides for certain change of control benefits if his employment is involuntarily terminated during the 12-month period commencing 30 days prior to a change in control. Under the terms of his offer letter, any unvested options held by him that would otherwise have vested during the one-year period following the date of termination will become vested on the termination date. As discussed further below, the change in control benefits under Mr. Raffone’s offer letter do not apply with respect to options granted during 2016 or later, which options have separate change in control rights.

Bunch Employment Agreement. Effective February 1, 2016, in connection with the Acquisition, the Company entered into an employment agreement with Mr. Bunch. The employment agreement has a term of four years with automatic renewal periods of one year unless terminated by either party with 60 days’ written notice. The employment agreement provides that Mr. Bunch would be employed as the President of Financial Engines Advisors L.L.C. upon the consummation of the Acquisition, with an aggregate annual base salary of $525,000 and a guaranteed annual bonus of $625,000 for the year ended December 31, 2016. For each subsequent fiscal year ending during the term of the employment agreement, Mr. Bunch shall be eligible under the Executive CIP (or its successor plan or program) to earn on an annual basis a cash bonus of up to $625,000 for at target performance, based on performance and the attainment of goals that are mutually agreed upon by Mr. Bunch and the Company. Mr. Bunch was also awarded $3,000,000 of incentive equity awards, with $1,500,000 granted in the form of non-statutory stock options and $1,500,000 in the form of RSUs, which were granted as inducement awards. Pursuant to his employment agreement, if Mr. Bunch is involuntarily terminated at any time, he is entitled to 50% of his then-current salary and 100% of his prior year annual bonus. If Mr. Bunch’s involuntary termination occurs during the period beginning two months prior to a change in control and ending 12 months thereafter, he will be entitled to the foregoing benefits as well as fully-accelerated vesting of his initial option and RSU grants. These severance benefits are contingent on Mr. Bunch entering into a release of claims and adherence to certain restrictive covenants.

2009 Stock Incentive Plan. Our NEOs’ outstanding stock option and RSU awards are subject to certain equity vesting acceleration provisions under our form of award agreements. Under the form of Stock Option Agreement and the form of RSU Award Agreement, pursuant to which awards were made between November 2011 and 2016, if a NEO or any other employee holding such an outstanding grant is involuntarily terminated within 12 months following a change in control of our Company or upon the death or permanent and total disability (as defined in the 2009 Stock Incentive Plan) of the NEO or such other employee, then the vesting of the award will accelerate with respect to the number of shares that would have vested within the 12 months following the change in control, death or permanent and total disability, as the case may be. A change in control for these purposes is as defined in the 2009 Stock Incentive Plan. This acceleration is not conditioned upon a release of claims.

Pursuant to the award agreements for awards made between November 18, 2011 and May 20, 2016, involuntary termination means, following a change in control and without the awardee’s express written consent: a relative, material diminution of the awardee’s authority, duties, position or responsibilities; a material reduction in the awardee’s base salary or bonus opportunity; the relocation of the awardee’s principal place of employment by more than fifty (50) miles; or any purported termination of the awardee’s service which is not effected for cause. In the event of a termination under the conditions described above, other notice and remedy provisions also apply. A termination due to death or disability shall not be considered an involuntary termination.

For options and stock units granted on and after May 20, 2016, the form award agreements for all of our executive officers provide that in event of a termination without cause, or resignation for good reason, within 2 months prior to or 12 months after a change in control of the Company, then the executive may receive (i) 100% accelerated vesting of all such outstanding equity awards (provided that target-level vesting shall continue for performance awards); and (ii) extended exercise rights for such outstanding stock option awards through the one-year anniversary of the termination or the remaining term of the option, if shorter, subject to a release of claims and other terms. In addition, the form award agreements for options and stock units granted on and after May 20, 2016 provide that, in the event of the executive’s termination due to death or total and permanent disability, the vesting shall accelerate with respect to that number of shares that would have vested during the 12 months following the termination.

Pursuant to the award agreements for awards made on and after May 20, 2016, “good reason” to resign exists if there occurs, without the executive’s consent, a material diminution of the executive’s authority, duties or position, a material reduction in base salary (other than in connection with an across-the-board reduction applicable to all Section 16 executive officers of the Company), a material change in principal work location of at least fifty (50) miles, or any purported termination by the Company which is not effected for cause. Pursuant to such awards, the definition of “cause” includes executive’s breach of fiduciary duty owed to the Company, executive’s breach of restrictive covenant agreements (including confidentiality, non-competition and non-solicitation) with the Company, executive’s failure to use best efforts to promote the interests of the Company, executive’s insubordination, executive’s gross negligence, willful misconduct, fraud, embezzlement or material act of dishonesty relating to the affairs of the Company, executive’s conduct or statement that materially and negatively reflects upon the name, reputation or business interests of the Company, executive’s conviction of or plea of guilty or nolo contendere to any felony or to any misdemeanor relating to the affairs of the Company, involving actions causing material damage to the Company’s reputation or goodwill, executive’s abuse of substances in a manner that impedes work performance, or executive’s willful violation of any federal or state securities laws, rules or regulations. In certain cases, the definition of “cause” provides that the executive will have a limited opportunity to cure wrongdoings. In all cases, the definition of “good reason” requires that the Company be provided a limited opportunity to cure.

2013-2017 LTIP. PSU awards under the 2013-2017 LTIP are subject to potential vesting acceleration upon the occurrence of a change in control during the applicable NEO’s employment term. A change in control for these purposes is as defined in the 2009 Stock Incentive Plan. The target PSUs may vest based on the ratable percentage of the performance period that has passed as of the change in control date. To avoid penalizing executives as the result of a change in control, the 2013-2017 LTIP contains change in control thresholds and targets for the performance metrics that are lower than the achievement metrics for the plan under regular conditions. If the performance goals have not been met at the applicable metric threshold, the PSUs will be earned at 50% of the applicable target. PSU vesting above the level of 50% is subject to the achievement of certain pre-established performance thresholds and targets as of the last day of the fiscal year preceding the change in control. Any PSUs that could be earned upon a change in control would vest and be settled upon the change in control, subject to the participant’s continued employment through the closing of the change in control. Any PSUs that were not earned and vested upon the change in control would be automatically terminated without payment. As of January 1, 2018, all PSU awards, to the extent earned, were vested and the 2013-2017 LTIP has concluded.

Executive Severance and Change in Control Policy

The Company has entered into a Severance and Change in Control Agreement with each executive officer, including each of the NEOs, other than Mr. Bunch, whose change in control and severance arrangements are set forth in his employment agreement. If the NEO who is a party to the agreement is terminated by the Company without cause, or terminates his or her employment for good reason outside of the change in control period, he or she is entitled to the following benefits: (i) six months of base salary (12 months for the CEO, Mr. Raffone) and (ii) six months of Company-paid health benefits continuation from the termination date (12 months for the CEO, Mr. Raffone).

If the NEO who is a party to the agreement is terminated by the Company without cause, or terminates his or her employment for good reason within 2 months prior to or 12 months after a change in control of the Company he or she is entitled to the following benefits, in addition to the accelerated vesting and extended exercise equity terms: (i) 12 months of base salary (18 months for the CEO, Mr. Raffone); (ii) cash severance equal to 100% of his or her target bonus in the year of termination (150% for the CEO, Mr. Raffone); and (iii) 12 months of Company-paid health benefits continuation from the termination date. The target bonus referenced above is intended to correspond to the target amounts under the Executive CIP. The definitions of cause and good reason in these agreements are the same as the definitions for the option and stock unit award agreements dated on and after May 20, 2016, as described above under “2009 Stock Incentive Plan.”

The foregoing benefits are contingent upon the execution by the executive officer of a full release of claims against the Company and any of its affiliates.

Termination and Change in Control Table

For each of the NEOs (other than Mr. Sims), the table below estimates the amount of compensation or benefits that would be paid in the event that the NEO terminated without cause or resigned for good reason without a change in control as well as in the event that a change in control of our Company occurred. The amounts shown assume that each of the terminations was effective December 31, 2017, and that each executive was employed for the full year. The amounts shown in the event that a change in control occurred include the hypothetical value of potential payouts under the change in control provisions of the 2013-2017 LTIP. For Mr. Sims, the table below shows the amount of compensation or benefits that he received in connection with his departure from the Company in 2017. Potential payments are calculated using the closing price of our common stock of $30.30 as of December 29, 2017, the last trading day of our last completed fiscal year.

Name and 2017 Position	Benefit	Termination Without Cause / Resignation for Good Reason; No Change in Control(s) ($)	Termination Without Cause / Resignation for Good Reason And Change in Control(s) ($)

Lawrence M. Raffone	Salary	525,000	787,500

President and CEO	Executive CIP	—	945,000

	Equity Acceleration	—	5,161,824

	Benefits Continuation	26,373	26,373

	Total Value	551,373	6,920,697

Craig L. Foster	Salary	200,000	400,000

Executive Vice President,	Executive CIP	—	264,000

Chief Financial Officer	Equity Acceleration	—	1,929,959

	Benefits Continuation	12,876	25,752

	Total Value	212,876	2,619,711

Raymond J. Sims	Salary	170,000	N/A

Former Executive Vice President,	Executive CIP	—	N/A

Chief Financial Officer	Equity Acceleration	—	N/A

	Benefits Continuation	8,014	N/A

	Transition Bonus	325,000	N/A

	Total Value	503,014

John B. Bunch	Salary	262,500	262,500

Executive Vice President,	Executive CIP	625,000	625,000

Chief Operating Officer and	Equity Acceleration	—	2,615,421

President, FEA L.L.C.	Benefits Continuation	—	—
	Total Value	887,500	3,502,921

Kelly S. O’Donnell	Salary	162,500	325,000

Executive Vice President,	Executive CIP	—	308,750

Chief Administrative Officer and	Equity Acceleration	—	1,626,224

Chief Risk Officer	Benefits Continuation	4,964	9,928

	Total Value	167,464	2,269,902

Christopher L. Jones	Salary	210,000	420,000

Executive Vice President,	Executive CIP	—	840,000

Investment Management and	Equity Acceleration	—	2,480,521

Chief Investment Officer	Benefits Continuation	10,558	21,115

	Total Value	220,558	3,761,636

Pay Ratio Disclosure

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), now requires annual disclosure of the ratio of the median employees’ annual total compensation to the total annual compensation of the principal executive officer (PEO). The Company’s PEO is our CEO, Mr. Raffone.

In determining the median employee, a listing was prepared of all employees as of December 31, 2017. We then calculated the annual total compensation for each of our employees from the listing, using gross wages, any 401(k) match, and equity granted in 2017. In finding the median employee, we excluded one-time payments made to some employees in 2017 attributable to previously accrued vacation compensation.

After identifying the median employee, we calculated total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2017 Summary Compensation Table. The median employee’s total annual compensation for 2017 was $152,705. Mr. Raffone’s, the PEO’s, total annual compensation was $5,451,858, and the resulting ratio of PEO to median employee compensation is 36:1.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Financial Engines under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Financial Engines’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Financial Engines’ independent registered public accountants and reviewing their reports regarding Financial Engines’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Financial Engines’ management is responsible for preparing Financial Engines’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Financial Engines’ management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Financial Engines’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Financial Engines and its management, including the matters in those written disclosures. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The audit committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The audit committee has discussed with Financial Engines’ internal auditors and independent registered public accountants, with and without management present, their evaluations of Financial Engines’ internal accounting controls and the overall quality of Financial Engines’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Financial Engines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Respectfully submitted on February 14, 2018 by the members of the audit committee of the Board of Directors:

Ms. Heidi Kunz, Chairperson

Mr. Joseph A. Grundfest

Mr. Robert A. Huret

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The audit committee, which is composed entirely of independent directors, has selected KPMG LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2018. Our Board has endorsed this appointment. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Financial Engines and its stockholders. KPMG LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2015, 2016 and 2017. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Required Vote

Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. Unless marked to the contrary, proxies received from stockholders of record will be voted FOR ratification of the appointment.

Our Board recommends a vote FOR the ratification of KPMG LLP as our independent registered public accountants.

Principal Accounting Fees and Services

Aggregate fees for professional services rendered for us by KPMG LLP for the years ended December 31, 2016 and 2017, were as follows, all of which were approved by the audit committee:

Services Provided	2016	2017
Audit Fees	$4,235,696	$2,293,000
Audit-Related Fees	$108,000	$117,000
Tax Fees	—	—
All Other Fees	$53,911	$233,000
Total Fees	$4,397,607	$2,643,000

Audit Fees. The aggregate fees billed for the years ended December 31, 2016 and 2017 were for professional services rendered for the audits of our consolidated financial statements, reviews of our interim consolidated financial statements, services rendered in connection with our SEC filings and other matters related to SEC rules and regulations. In addition, aggregate fees billed for the year ended December 31, 2016 includes audit services rendered in connection with our acquisitions. The aggregate fees billed for the year ended December 31, 2017 also include professional services relating to the audit of the implementation of Accounting Standards Update No. (ASU) 2014-09, Revenue from Contracts with Customers, which the Company is expect to adopt as of January 1, 2018.

Audit-Related Fees. The aggregate fees billed for the years ended December 31, 2016 and 2017 were for professional services related to our Service Organization Controls 2 reports.

Tax Fees. For the fiscal years ended December 31, 2016 and 2017, there were no fees billed by KPMG LLP for professional services rendered under “Tax Fees” above.

All Other Fees. The aggregate fees billed for the fiscal year ended December 31, 2016 and 2017 were for professional services related to the preliminary phase of reviewing Accounting Standards Update No. (ASU) 2014-09, Revenue from Contracts with Customers.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At our 2017 annual meeting of stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year, which the Board of Directors approved. Therefore, in accordance with that policy and in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, we design our NEO compensation programs to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals that align with our business strategy, and to align their long-term interests with those of our stockholders by linking a significant portion of total cash compensation to achieving specific performance goals. Our compensation takes into account competitive practices and sound compensation governance principles. We are advised by our independent compensation committee as well as Semler Brossy, the consultant retained by the compensation committee.

Our Board asks that you indicate your support of the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement. You are not being asked to approve the compensation paid to the members of our Board as disclosed above under “Compensation of Directors” or approve our policy regarding employee compensation as it related to our risk management as disclosed above under “Compensation Discussion and Analysis — Assessment of Risk.” Accordingly, we ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions is hereby approved, on an advisory basis.”

Although the vote is non-binding, our Board and the compensation committee will review the voting results. To the extent there is any significant negative vote on this proposal, we would attempt to consult directly with stockholders to better understand the concerns that influenced the vote. Our Board and the compensation committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Required Vote

The advisory vote to approve executive compensation as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions will have the same effect as a vote against this proposal. Because brokers do not have discretionary authority to vote on this proposal, broker non-votes will have no effect on the votes cast for this proposal. Thus, if you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted FOR approval.

Our Board recommends a vote FOR this proposal.

PROPOSAL 4

APPROVAL OF THE FINANCIAL ENGINES, INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors adopted the Financial Engines, Inc. 2018 Employee Stock Purchase Plan, or ESPP, on March 12, 2018, to be effective on May 22, 2018, subject to the approval of stockholders at the Annual Meeting. The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Common Stock from us at favorable terms and to pay for their purchases through payroll deductions. The ESPP will become a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees, if it is approved by our stockholders. If our stockholders do not approve the ESPP, we may not be able to offer competitive compensation to existing employees and qualified candidates, and our ability to recruit or retain talented employees may be impaired. As is further explained under the heading “Summary of the ESPP’s Material Terms and Features — Shares Available for Issuance”, we will immediately reserve 1,500,000 shares of Common Stock for issuance under our ESPP.

Summary of the ESPP’s Material Terms and Features

The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, a copy of which is available without charge upon stockholder request to the Secretary, Financial Engines, Inc., 1050 Enterprise Way, 3rd floor, Sunnyvale, CA 94089. The ESPP has also been filed electronically with the SEC together with this Proxy Statement and can be accessed on the SEC’s website at http://www.sec.gov.

General. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, as amended. During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of shares of our Common Stock at a discount and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance. The ESPP will have 1,500,000 of our authorized but unissued or reacquired shares of Common Stock reserved for issuance under the plan.

Administration. Except as noted below, our ESPP will be administered by the compensation committee of our Board of Directors. The compensation committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility. Each full-time and part-time employee, including our officers and employee directors and employees of participating subsidiaries, who is employed by us on the day preceding the start of any offering period will be eligible to participate in the ESPP. Our ESPP requires that an employee customarily work more than 20 hours per week and more than five months per calendar year in order to be eligible to participate in the ESPP. Our ESPP will permit an eligible employee to purchase Common Stock through payroll deductions, which may not be more than 15% of the employee’s compensation, or such lower limit as may be determined by the compensation committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock of the Company (including stock such employee may purchase under this plan or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our stock. No employee will be able to purchase more than 1,000 shares, or such number of shares as may be determined by the compensation committee with respect to a single offering period, or purchase period, if applicable. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of the Company or its subsidiaries, a right to purchase stock of the Company having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in our ESPP will end automatically on termination of employment with us.

Offering Periods and Purchase Price. Our ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase Common Stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per share of our Common Stock on either the offering date or on the purchase date, whichever is less. The fair market value of our Common Stock for this purpose will generally be the closing price on The NASDAQ Stock Market (or such other exchange as the Common Stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature. The compensation committee may specify that if the fair market value of a share of our Common Stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP, (b) the individual and aggregate participant share limitations described in the plan and (c) the price of shares that any participant has elected to purchase.

Corporate Reorganization. Immediately before a corporate reorganization, the offering period and purchase period then in progress shall terminate and either Common Stock will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any Common Stock purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

Amendment and Termination. Our Board of Directors and compensation committee will each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state in which the participant may reside.

The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

Purchase rights are subject to a participant’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Required Vote

Approval of the 2018 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions will have the same effect as a vote against this proposal. Because brokers do not have discretionary authority to vote on this proposal, broker non-votes will have no effect on the votes cast for this proposal. Thus, if you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted FOR approval.

The Board of Directors recommends a vote FOR

approval of the Financial Engines, Inc.

2018 Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2017.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2019 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 7, 2018. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2019 annual meeting of stockholders will be ineligible for presentation at the 2019 annual meeting of stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Financial Engines at the principal executive offices of Financial Engines. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Financial Engines stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089, or call our Investor Relations department at (408) 498-6040 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Lewis E. Antone, Jr.
General Counsel and Secretary

Sunnyvale, California

April 6, 2018

Financial Engines’ 2017 Annual Report to Stockholders has been mailed with this Proxy Statement. We will provide copies of our Annual Report on Form 10-K and exhibits thereto, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Financial Engines, Inc. at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089, Attention: Investor Relations. The request must include a representation by the stockholder that as of March 26, 2018, the stockholder was entitled to vote at the Annual Meeting.

APPENDIX A

FINANCIAL ENGINES, INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

(as adopted by the Board of Directors on March 12, 2018)

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FINANCIAL ENGINES, INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1    Purpose of the Plan.

The Plan was adopted by the Board on March 12, 2018 and shall be effective on May 22, 2018, subject to stockholder approval (the “Effective Date”). The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

SECTION 2    Definitions.

(a)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(b)    “Code” means the Internal Revenue Code of 1986, as amended.

(c)    “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan.

(d)    “Company” means Financial Engines, Inc., a Delaware corporation.

(e)    “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary, wages and variable compensation (including commissions, bonuses, incentive compensation, overtime pay and shift premiums) paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under sections 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f)    “Corporate Reorganization” means:

(i)    The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii)    The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g)    “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her.

(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)    “Fair Market Value” means the fair market value of a share of Stock, determined as follows:

(i)    If Stock was traded on any established national securities exchange including the New York Stock Exchange or The NASDAQ Stock Market on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading in

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the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(ii)    If the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

(j)    “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(k)    “Offering Date” means the first day of an Offering; provided, however, that if any Offering Date falls on a day that is not a Trading Day, then such Offering Date shall instead fall on the next Trading Day.

(l)    “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(m)    “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(n)    “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(o)    “Plan” means this Financial Engines, Inc. 2018 Employee Stock Purchase Plan, as it may be amended from time to time.

(p)    “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(q)    “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering; provided, however, that if any Purchase Date falls on a day that is not a Trading Day, then such Purchase Date shall instead fall on the immediately preceding Trading Day.

(r)    “Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(s)    “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(t)    “Stock” means the Common Stock of the Company.

(u)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(v)    “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3    Administration of The Plan.

The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper

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administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

SECTION 4    Enrollment and Participation.

(a)    Offering Periods.     While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed 27 months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

(b)    Enrollment.    Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purposes from time to time by the Company to Eligible Employees.

(c)    Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she is then an Eligible Employee. When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

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SECTION 5    Employee Contributions.

(a)    Frequency of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

(b)    Amount of Payroll Deductions.    An Eligible Employee shall designate during the enrollment process the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15% (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

(c)    Changing Withholding Rate.    Unless otherwise provided under the terms and conditions of an Offering, a Participant may not increase the rate of payroll withholding during the Offering Period, but may decrease the rate of payroll withholding during the Offering Period to a whole percentage of his or her Compensation in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Subsection (b) above.

(d)    Discontinuing Payroll Deductions.    If a Participant wishes to discontinue employee contributions entirely, he or she may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

SECTION 6    Withdrawal from the Plan.

(a)    Withdrawal.    A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b)    Re-enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7    Change in Employment Status.

(a)    Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b)    Leave of Absence.    For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

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(c)    Death.    In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to the Participant’s estate.

SECTION 8    Plan Accounts and Purchase of Shares.

(a)    Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b)    Purchase Price.    The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

(i)    85% of the Fair Market Value of such share on the Purchase Date; or

(ii)    85% of the Fair Market Value of such share on the Offering Date.

The Committee may specify an alternative Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

(c)    Number of Shares Purchased.    As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. Unless provided otherwise by the Committee prior to commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during an Offering is 1,000 shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

(d)    Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e)    Issuance of Stock.    Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f)    Unused Cash Balances.    An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest, if his or her participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

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(g)    Stockholder Approval.    The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9    Limitations On Stock Ownership.

(a)    Five Percent Limit.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i)    Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii)    Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii)    Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under this Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b)    Dollar Limit.    Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10    Rights Not Transferable.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11    No Rights as an Employee.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

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SECTION 12    No Rights as a Stockholder.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13    Securities Law Requirements.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14    Stock Offered under the Plan.

(a)    Authorized Shares.    The maximum aggregate number of shares of Stock available for purchase under the Plan is 1,500,000 shares. The aggregate number of shares available for purchase under the Plan shall at all times be subject to adjustment pursuant to Section 14(b).

(b)    Antidilution Adjustments.    The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property).

(c)    Reorganizations.    Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 15    Amendment or Discontinuance.

The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. This Plan shall continue until the earlier to occur of (a) termination of this Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under this Plan.

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SECTION 16    Execution.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

FINANCIAL ENGINES, INC.

By:	/s/ Craig L. Foster

Craig L. Foster

Title:	Chief Financial Officer

Date:	March 12, 2018

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Financial Engines®
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE - www.proxypush.com/fngn Use the Internet to vote your proxy until 11:59 p.m. (Central Time) on May 21, 2018.
PHONE - 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Central Time) on May 21, 2018.
MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
Please detach here
The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.
1. Election of directors:
01 E. Olena Berg-Lacy
02 John B. Shoven
03 David B. Yoffie
Vote FOR all nominees (except as marked)
Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
Ratification of the appointment of KPMG LLP as Financial Engines’ independent registered public accountants.
Advisory vote to approve executive compensation.
Approval of the 2018 Employee Stock Purchase Plan.
For Against Abstain
For Against Abstain
For Against Abstain
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Address Change Mark box, sign, and indicate changes below:
Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FINANCIAL ENGINES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 22, 2018 10:00 a.m. Pacific Time
Offices of Financial Engines, Inc. 1050 Enterprise Way, 3rd Floor Sunnyvale, CA 94089
Financial Engines®
Financial Engines
1050 Enterprise Way, 3rd Floor
Sunnyvale, CA 94089 proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Financial Engines, Inc. on May 22, 2018.
The undersigned hereby constitute(s) and appoint(s) Lawrence M. Raffone, Craig L. Foster and Lewis E. Antone, Jr., and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Financial Engines, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Financial Engines, Inc. to be held on May 22, 2018 and at any adjournments thereof, upon matters referred to in the Notice of the 2018 Annual Meeting of Stockholders of Financial Engines, Inc. and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4; AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card. See reverse for voting instructions.